Exhibit 10.14

620 MEMORIAL DRIVE
CAMBRIDGE, MASSACHUSETTS

LEASE SUMMARY SHEET

Execution Date:	March 5, 2015

Tenant:	Scholar Rock, Inc., a Delaware corporation

Tenant’s Mailing Address Prior to Occupancy:	300 Third Street, 4th Floor Cambridge, MA 02142

Landlord:	620 Memorial Leasehold LLC, a Massachusetts limited liability company

Building:

620 Memorial Drive, Cambridge, Massachusetts. The Building consists of approximately 89,443 rentable square feet. The land on which the Building is located (the “Land”) is more particularly described in Exhibit 2 attached hereto and made a part hereof (the Land, together with the Building, are hereinafter collectively referred to as the “Property”).

Premises:

Approximately 11,833 rentable square feet of space on the second (2nd) floor of the Building, as more particularly shown as hatched, highlighted or outlined on the plan attached hereto as Exhibit 1 and made a part hereof (the “Lease Plan”).

Term Commencement Date:

Subject to Section 3.3(a), the date on which the Premises are delivered to Tenant with Landlord’s Work Substantially Complete (hereinafter defined) and otherwise in the condition required by Section 3.1 below. Targeted to occur on or about August 25, 2015.

Rent Commencement Date:	Two (2) months after the Term Commencement Date.

Expiration Date:	The last day of the fifth (5) Rent Year (hereinafter defined)

Extension Term:	Subject to Section 1.2 below, one (1) extension term of three (3) years

Permitted Uses:

Subject to Legal Requirements, general office, research, development and laboratory use, and other ancillary uses related to the foregoing (all in proportions consistent with the design of the base Building).

Base Rent:

RENT YEAR(1)	ANNUAL BASE RENT	MONTHLY RENT
1	$615,316.00	$51,276.33
2	$633,775.48	$52,814.62
3	$652,788.74	$54,399.06
4	$672,372.41	$56,031.03
5	$692,543.58	$57,711.96

Operating Costs and Taxes:	See Sections 5.2 and 5.3

Tenant’s Share:

A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building. As of the Execution Date, Tenant’s Share is 13.23%.

Tenant’s Tax Share:

A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building recognized by the City of Cambridge as being used for purposes which are not exempt from real estate taxation as of the date on which the assessment is made for the tax year in question. As of the Execution Date, Tenant’s Tax Share is 13.23%.

Security Deposit/ Letter of Credit:	Subject to Section 7.1, $205,105.32

Landlord’s Contribution:	Subject to Section 3.4, Six Hundred Fifty Thousand Eight Hundred Fifteen Dollars ($650,815.00)

EXHIBIT 1 LEASE PLAN

EXHIBIT 2 LEGAL DESCRIPTION

EXHIBIT 3 LANDLORD’S WORK

(1)   For the purposes of this Lease, the first “Rent Year” shall be defined as the period commencing as of the Rent Commencement Date and ending on the last day of the twelfth full month after the Rent Commencement Date occurs; provided, however, if the Rent Commencement Date occurs on the first day of a calendar month, then the first “Rent Year” shall end on the day immediately preceding the first anniversary of the Rent Commencement Date. Thereafter, “Rent Year” shall be defined as any subsequent twelve (12) month period during the Term of this Lease.

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EXHIBIT 4 FORM OF LETTER OF CREDIT

EXHIBIT 5 ALTERATIONS CHECKLIST

EXHIBIT 6 TENANT’S HAZARDOUS MATERIALS

EXHIBIT 7 RULES AND REGULATIONS

EXHIBIT 8 LANDLORD’S SERVICES

EXHIBIT 9 FORM OF RNDA

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9. UTILITIES, HVAC; WASTE		21

9.1	Electricity	21
9.2	Water	21
9.3	Gas	21
9.4	HVAC	22
9.5	Other Utilities; Utility Information	22
9.6	Interruption or Curtailment of Utilities	22
9.7	Telecommunications Providers	23
9.8	Landlord’s Services	23

10. MAINTENANCE AND REPAIRS		23

10.1	Maintenance and Repairs by Tenant	23
10.2	Maintenance and Repairs by Landlord	24
10.3	Accidents to Sanitary and Other Systems	24
10.4	Floor Load—Heavy Equipment	24

11. ALTERATIONS AND IMPROVEMENTS BY TENANT		24

11.1	Landlord’s Consent Required	24
11.2	Supervised Work	25
11.3	Harmonious Relations	26
11.4	Liens	26
11.5	General Requirements	26

12. SIGNAGE		26

12.1	Restrictions	26
12.2	Building Directory	27
12.3	Monument Sign	27

13. ASSIGNMENT, MORTGAGING AND SUBLETTING		27

13.1	Landlord’s Consent Required	27
13.2	Landlord’s Recapture Right	28
13.3	Standard of Consent to Transfer	28
13.4	Listing Confers no Rights	29
13.5	Profits In Connection with Transfers	29
13.6	Prohibited Transfers	29
13.7	Exceptions to Requirement for Consent	29

14. INSURANCE; INDEMNIFICATION; EXCULPATION		30

14.1	Tenant’s Insurance	30
14.2	Indemnification	31
14.3	Property of Tenant	32
14.4	Limitation of Landlord’s Liability for Damage or Injury	32
14.5	Waiver of Subrogation; Mutual Release	32
14.6	Tenant’s Acts—Effect on Insurance	32
14.7	Landlord’s Insurance	33

15. CASUALTY; TAKING		33

15.1	Damage	33

15.2	Termination Rights	34
15.3	Taking for Temporary Use	35
15.4	Disposition of Awards	35
15.5	Abatement	35

16. ESTOPPEL CERTIFICATE		35

17. HAZARDOUS MATERIALS		36

17.1	Prohibition	36
17.2	Environmental Laws	36
17.3	Hazardous Material Defined	36
17.4	Testing	37
17.5	Indemnity; Remediation	37
17.6	Disclosures	39
17.7	Removal	39

18. RULES AND REGULATIONS		39

18.1	Rules and Regulations	39
18.2	Energy Conservation	40
18.3	Recycling	40

19. LAWS AND PERMITS		40

19.1	Legal Requirements	40
19.2	Required Permits	40

20. DEFAULT		40

20.1	Events of Default	40
20.2	Remedies	42
20.3	Damages - Termination	42
20.4	Landlord’s Self-Help; Fees and Expenses	44
20.5	Waiver of Redemption, Statutory Notice and Grace Periods	44
20.6	Landlord’s Remedies Not Exclusive	44
20.7	No Waiver	44
20.8	Restrictions on Tenant’s Rights	45
20.9	Landlord Default	45

21. SURRENDER; ABANDONED PROPERTY; HOLD-OVER		45

21.1	Surrender	45
21.2	Abandoned Property	47
21.3	Holdover	47

22. MORTGAGEE RIGHTS		47

22.1	Subordination	47
22.2	Notices	48
22.3	Mortgagee Liability	48
22.4	Ground Lease	48

23. QUIET ENJOYMENT		48

24. NOTICES		49

25. MISCELLANEOUS		50

25.1	Separability	50
25.2	Captions	50
25.3	Broker	50
25.4	Entire Agreement	50
25.5	Governing Law	50
25.6	Representation of Authority	50
25.7	Expenses Incurred by Landlord Upon Tenant Requests	50
25.8	Survival	51
25.9	Limitation of Liability	51
25.10	Binding Effect	51
25.11	Landlord Obligations upon Transfer	51
25.12	No Grant of Interest	51
25.13	No Air Rights	51
25.14	Financial Information	52

THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

This Lease and all of its terms, covenants, representations, warranties, agreements and conditions are in all respects subject and subordinate to that certain Master Lease Agreement dated as of May 15, 2014 by and between MIT 620 Memorial LLC (“Fee Owner”), as landlord, and Landlord, as tenant (as it may be amended from time to time, the “Ground Lease”), a redacted copy of which has been delivered to Tenant.  Tenant acknowledges notice and full knowledge of all of the terms, covenants and conditions of the Ground Lease.

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1.                                      LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS.

1.1                               Lease Grant.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Term Commencement Date and, unless earlier terminated pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”:  the Initial Term and any duly exercised Extension Terms are hereinafter collectively referred to as the “Term”).

1.2                               Extension Term.

(a)                                 Provided (i) Tenant, an Affiliated Entity (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying at least seventy-five percent (75%) of the Premises on the date of the Extension Notice (hereinafter defined); and (ii) there is no Event of Default (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the Extension Term (hereinafter defined), Tenant shall have the option to extend the Term for one (1) additional term of three (3) years (the “Extension Term”), commencing as of the expiration of the Initial Term.  Tenant must exercise such option to extend by giving Landlord written notice (the “Extension Notice”) on or before the date that is nine (9) months prior to the expiration of the then-current term of this Lease, time being of the essence.  Notwithstanding the foregoing, Landlord may nullify Tenant’s exercise of its option to extend the Term by written notice to Tenant (the “Nullification Notice”) if (A) on the date Landlord receives the applicable Extension Notice, an event then exists which, with the passage of time and/or the giving of notice, would constitute an Event of Default hereunder and (B) Tenant fails to cure the default described in the Nullification Notice within the applicable cure period set forth in Section 20.1 after receipt of the Nullification Notice (Landlord hereby agreeing to acknowledge in writing if Tenant does cure such default within such applicable cure period, in which event the Nullification Notice will be of no force and effect).  Upon the timely giving of the Extension Notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during the Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises and Tenant shall have no further right to extend the Term.  If Tenant fails to timely give the Extension Notice, as aforesaid, Tenant shall have no further right to extend the Term.  Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self executing, the parties shall promptly execute a lease amendment reflecting such Extension Term after Tenant exercises such option.  The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b)                                 The Base Rent during the Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter.  Extension Term Base Rent shall be the greater of (i) Base Rent for the last Rent Year of the prior term, or (ii) the fair market rental value of the Premises then demised to Tenant as of the commencement of the Extension Term as determined in accordance with the process described below, for renewals of first-class combination laboratory and office space in the East Cambridge/Cambridgeport area of equivalent quality, size, utility and location, with the length of the Extension Term and the credit standing of Tenant to be taken into account.  Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the Extension Term.  Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”).  If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c)                                  If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c).  In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”).  Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment.  All of the appraisers selected shall be individuals with at least five (5) consecutive years’ commercial appraisal experience in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection.  The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure).  Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent.  The Third Appraiser’s decision shall be binding on both Landlord and Tenant.  Each party shall bear the cost of its own appraiser and shall share equally in the cost of the Third Appraiser.

1.3                               Notice of Lease.  Neither party shall record this Lease, but each of the parties hereto agrees to join in the execution, in recordable form, of a statutory notice of lease and/or written declaration in which shall be stated the Term Commencement Date, the number and length of the Extension Terms and the Expiration Date, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Registry District of the Land Court, as appropriate (collectively, the “Registry”) at Tenant’s sole cost and expense.  If a notice of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall, within thirty (30) days of receipt thereof, execute and deliver the same to Landlord for Landlord’s execution and recordation with the Registry.

1.4                               Appurtenant Rights.

(a)                                 Common Areas.  Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the areas designated from time to time for the common use of Tenant and other tenants of the Property (such areas are hereinafter referred to as the “Common Areas”).  As of the Execution Date, the Common Areas include:  (i) the common lobbies, elevators (passenger and freight), loading docks, hallways and stairways of the Building serving the Premises, (ii) common walkways necessary for access to the Building and on-site areas for bicycle parking, (iii) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities of such floor; (iv) common shower facilities in the Building; (v) common conference room, gathering areas and kitchenette in the Building; and (vi) other areas designated by Landlord from time to time for the common use of Tenant and other tenants of the Building; and no other appurtenant rights or easements.  Landlord shall not change the Common Areas in a way as to materially alter or materially diminish the aggregate quality or utility thereof.

(b)                                 Parking.  During the Term, commencing on the Term Commencement Date, Landlord shall, subject to the terms hereof, make available twelve (12) parking spaces for Tenant’s use in the parking areas serving the Building (which are, subject to the last sentence of this Section 1.4(b), located in the surface lot in front of the Building).  The number of parking spaces in the parking areas reserved for Tenant, as modified pursuant to this Lease or as otherwise permitted by Landlord, are hereinafter referred to as the “Parking Spaces.” Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees of Tenant occupying the Premises or to a Successor (hereinafter defined), an Affiliated Entity (hereinafter defined) or a transferee pursuant to an approved Transfer under Section 13 of this Lease.  Throughout the Term, Tenant shall pay Landlord (or at Landlord’s direction, directly to the parking operator(2)) for all of the Parking Spaces at the then-current prevailing rate, as such rate may vary from time to time; provided, however, that such rates shall be commercially reasonable (as reasonably determined with reference to the market rate for comparable parking spaces in the vicinity of the Premises).  As of the Execution Date, the monthly charge for parking is Two Hundred Dollars ($200) per Parking Space per month.  If, for any reason, Tenant shall fail timely to pay the charge for any of said Parking Spaces, and if such default continues for ten (10) days after

(2) e.g., in the event that the Landlord has leased or subleased the parking areas to a third party

Tenant’s receipt of written notice thereof, Tenant shall have no further right to the Parking Spaces for which Tenant failed to pay the charge under this Section 1.4(b) and Landlord may allocate such Parking Spaces for use by other tenants of the Property free and clear of Tenant’s rights under this Section 1.4(b).  Said Parking Spaces will be on an unassigned, non-reserved basis, and shall be subject to such reasonable rules and regulations as may be in effect for the use of the parking areas from time to time (including, without limitation, Landlord’s right, without additional charge to Tenant above the prevailing rate for Parking Spaces, to institute a valet or attendant-managed parking system), it being understood and agreed that such rules and regulations shall not materially and adversely impact Tenant’s parking rights hereunder.  Reserved and handicap parking spaces must be honored.  Notwithstanding anything to the contrary contained herein, in connection with the exercise of Landlord’s rights pursuant to Section 2.2 below, Landlord shall have the right to relocate the Parking Spaces from time to time to other property owned or controlled by Landlord or its affiliates, so long as such other property is within 1,000 feet of the Land.  Landlord represents and warrants to Tenant that the Parking Lease (as defined in the Ground Lease) is in full force and effect as of the Execution Date.

(c)                                  During the Term, Landlord grants to Tenant a non-exclusive license to use a portion (specified by Landlord) of the Building risers and other Building communications pathways designated by Landlord (“Communications Pathways”) for the installation, maintenance, operation, replacement and/or removal at Tenant’s sole expense of certain cables, conduits, innerducts and connecting hardware approved by Landlord (any such cables, conduits, innerducts and connecting hardware installed within the Communications Pathways, as the same may be modified, altered or replaced during the Term, are collectively referred to herein as the “Connecting Cables”).  Any such installation must be performed in accordance with the terms of Section 11 below.  Landlord shall provide Tenant with reasonable access to the tel/data room on the first floor of the Building upon Tenant’s request therefor.  With respect to each cable placed in the Communications Pathways from and after the Execution Date, Tenant shall label such cable (at the floor of the Building where the cable originates and the floor where such cable terminates and at each access point in between at which such cable is pulled) with identification information as required by Landlord.  Landlord makes no warranties or representations to Tenant as to the suitability of the Communications Pathways for the installation and operation of the Connecting Cables and Tenant hereby accepts the same in their as is, where is condition with all faults on the date hereof.  In the event that at any time during the Term, Landlord determines, in its sole but bona fide business judgment, that the operation and/or periodic testing of the Connecting Cables interferes with the operation of the Building or the business operations of any of the occupants of the Building, then Tenant shall, upon notice from Landlord, upon the expiration of a 24-hour period during which Tenant may attempt to correct any such interference, cease all further operation of the Connecting Cables other than testing reasonably necessary to remedy such interference, which testing shall occur after normal business hours.  Landlord may, in its sole and absolute discretion, require Tenant, at Landlord’s sole expense, to relocate within, on or in the Building any or all of the Connecting Cables in accordance with plans reasonably approved by Landlord within thirty (30) days of such request (or sooner in the event of an emergency).  Tenant is expressly forbidden to serve other tenants or occupants of the Building, to serve any locations outside the Building, or to resell any communications services without the prior written consent of Landlord, which consent may be granted in Landlord’s sole discretion.  Upon the expiration or earlier termination of this license, Tenant shall remove the Connecting Cables from the Communications Pathways and restore the Building to its condition immediately prior to the installation thereof, which obligations shall survive the expiration or earlier termination of this Lease.  Landlord may, upon written notice (which notice shall not be required in the event of an emergency), suspend this license and/or relocate the Connecting Cables in the event of any repair or construction affecting the Communications Pathways, provided, however, after the completion of such repair and/or construction, this license shall be reinstated with such reasonable modifications as Landlord may require to ensure consistency with the new use of the Communications Pathways.

1.5                               Tenant’s Access.

(a)                                 From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to Legal Requirements, the Rules and Regulations, the terms of this Lease, Landlord’s Force Majeure (hereinafter defined) and matters of record of which Landlord has provided Tenant with written notice.

(b)                                 Tenant shall have the right to access the Premises (at Tenant’s sole risk, except to the extent arising as a result of the negligence or willful misconduct of any of the Landlord Parties) prior to the Term Commencement Date for purposes reasonably related to the performance of Alterations (hereinafter defined) performed in accordance with Section 11 hereof, provided such access does not materially interfere with the preparation for or performance of Landlord’s Work (hereinafter defined).  Tenant shall, prior to the first entry to the Premises pursuant to this Section 1.5(b), provide Landlord with certificates of insurance evidencing that the insurance required by Section 14 hereof is in full force and effect and covering any person or entity entering the Building.  Tenant shall defend, indemnify and hold the Landlord Parties (hereinafter defined) harmless from and against any and all Claims (hereinafter defined) for injury to persons or property resulting from or relating to Tenant’s access to the Premises prior to the Term Commencement Date as provided under this Section 1.5(b) except to the extent arising as a result of the negligence or willful misconduct of any of the Landlord Parties.  Tenant shall coordinate any access to the Premises prior to the Term Commencement Date with Landlord’s property manager.

1.6                               Exclusions.  The following are expressly excluded from the Premises and reserved to Landlord:  all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Sections 1.4(a) and 1.4(c) above.

2.                                      RIGHTS RESERVED TO LANDLORD.

2.1                               Additions and Alterations.  Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and other rights expressly reserved to Landlord herein) and the fixtures and equipment paid for in whole or in part by Landlord therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there is no material increase in Tenant’s obligations under this Lease nor any obstruction of access to, or material interference with the use and enjoyment of, the Premises by Tenant.  Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

2.2                               Additions to the Property.  Landlord may at any time or from time to time construct additional improvements in all or any part of the Property, including, without limitation, adding additional buildings or changing the location or arrangement of any improvement in or on the Property or all or any part of the Common Areas, or add or deduct any land to or from the Property; provided that there shall be no material increase in Tenant’s obligations under this Lease nor any obstruction of access to, or material interference with the use and enjoyment of, the Premises by Tenant in connection with the exercise of the foregoing reserved rights.

2.3                               Name and Address of Building.  Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof.

2.4                               Landlord’s Access.  Subject to the terms hereof, Tenant shall upon as much advance notice as is practical under the circumstances, and in any event at least forty-eight (48) hours’ prior written notice (except that no notice shall be required in emergency situations), (a) permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and their agents, employees and contractors, to access and enter upon the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including, without limitation, during the performance of repairs and maintenance, the right to take upon or through, or to temporarily (and only for the period during which Landlord diligently performs such maintenance and/or repair) keep and store within the Premises (in a portion of the Premises designated by Tenant not to exceed 250 square feet) all necessary materials, tools and equipment at the sole risk and hazard of Landlord); (b) permit Landlord and its agents and employees, at reasonable times, to show the Premises during normal business hours (i.e. Monday - Friday 8 A.M. - 6 P.M., excluding holidays and weekends) to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last nine (9) months of the Term, prospective tenants; (c) permit Landlord and its agents, at Landlord’s sole cost and expense, to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises and the Land, it being understood that Landlord shall repair any damage arising as a result of the Site Assessments, and such Site Assessments may include both above and below the ground testing and such other tests as may be necessary or appropriate to conduct the Site Assessments; and (d) in case any excavation shall be made for building or improvements or for any other purpose upon the land adjacent to or near the Premises, permit Landlord, and/or the person or persons, firms or corporations causing or making such excavation to enter upon the Premises for the purpose of doing such work as Landlord or such person or persons, firms or corporation shall deem to be necessary to preserve the walls or structures of the Building from injury, and to protect the Building by proper securing of foundations.  The parties agree and acknowledge that, despite reasonable and customary precautions (which Landlord agrees it shall exercise), any property or equipment in the Premises of a delicate, fragile or vulnerable nature may nevertheless be damaged in the course of the aforementioned actions being performed.  Accordingly, Tenant shall take reasonable protective precautions with unusually fragile, vulnerable or sensitive property and equipment.  Except to the extent arising as a result of the negligence or willful misconduct of the Tenant Parties, Landlord shall, subject to Section 14.5 below, defend, indemnify and hold Tenant harmless from and against any and all Claims resulting from or relating to access to the Premises as provided under this Section 2.4.

2.5                               Pipes, Ducts and Conduits.  Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not materially (a) reduce the floor area, (b) adversely affect the appearance thereof, (c) increase Tenant’s obligations under this Lease, or (d) obstruct access to the Premises.

2.6                               Minimize Interference.  Subject to the provisions of this Lease, Tenant agrees to cooperate with Landlord, at no cost to Tenant, as reasonably necessary in connection with the exercise of Landlord’s rights under this Section 2.  Tenant further agrees that dust, noise, vibration, temporary closures of Common Areas, or other inconvenience or annoyance resulting from the exercise of Landlord’s rights under Section 2.1 and 2.2 shall not be deemed to be a breach of Landlord’s obligations under the Lease, so long as Landlord shall, except in the event of an emergency, use reasonable efforts, consistent with accepted construction practice when applicable, to avoid unreasonably interfering with the conduct of Tenant’s business and Tenant’s use and occupancy of the Premises, all in a manner consistent with similar, operating first class office and laboratory buildings in the East Cambridge/Cambridgeport area. Notwithstanding the foregoing, in no event shall any of the space leased by Tenant at the Property under this Lease be deprived of safe and reasonable access or rendered untenantable for the Permitted Uses by reason of Landlord’s exercise of its rights under this Section 2.

3.                                      CONDITION OF PREMISES; CONSTRUCTION.

3.1                               Condition of Premises.  On the Term Commencement Date, the Premises shall be broom-clean, the Premises and the Common Areas shall comply with Legal Requirements (including without limitation the Americans with Disabilities Act) and the Building structure and the Building systems serving the Premises and Common Areas shall be in good working order, condition and repair.  Subject to the foregoing, and subject further to Landlord’s obligation to perform Landlord’s Work (hereinafter defined) in accordance with this Section 3, Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord.

3.2                               Landlord’s Work.

(a)                                 Subject to delays due to governmental regulation, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control (collectively “Landlord’s Force Majeure”) and subject to any act or omission by Tenant and/or Tenant’s agents, servants, employees, consultants, contractors, subcontractors, licensees and/or subtenants (collectively with Tenant, the “Tenant Parties”) which causes an actual delay in the performance of Landlord’s Work (a “Tenant Delay”).  Landlord, at Landlord’s sole cost and expense, shall diligently prosecute to completion, the work (“Landlord’s Work”) more particularly shown in the permit set prepared by Landlord’s architect, which permit set shall be based on the schematic plans attached hereto as Exhibit 3 and made a part hereof (the “Schematics”) and which permit set shall take into account Tenant’s input at weekly design meetings (as such permit set may be amended or modified pursuant to Section 3.2(b) below, the “Permit Set”).  Landlord shall use diligent efforts to provide a copy of the Permit Set to Tenant on or before March 6, 2015 so long as Tenant provides all required information regarding Tenant’s lab equipment (size, layout, utility requirements, etc.) on or before February 20,2015.  Landlord shall perform Landlord’s Work in a good and workmanlike manner, and shall notify Tenant in writing in reasonable detail promptly after becoming aware of any Tenant Delay.

(b)                                 Tenant shall have the right, in accordance herewith, to submit for Landlord’s approval (which approval shall not be unreasonably withheld) change proposals to amend or modify the Permit Set (each, a “Change Proposal”).  Landlord agrees to respond to any such Change Proposal within five (5) business days after the submission thereof by Tenant (unless Landlord has previously advised Tenant that a longer time period for such response is reasonably necessary due to the nature and scope of the Change Proposal, together with Landlord’s good faith estimate as to the amount of additional time that will be necessary, or the fact that the information provided by Tenant in the Change Proposal is insufficient for the purposes of enabling Landlord to make the determination set forth herein), and if approved by Landlord, advising Tenant of any anticipated increase or decrease in costs associated with such Change Proposal (“Anticipated Costs”), as well as an estimate of any delay or time savings which would likely result in the completion of Landlord’s Work if a Change Proposal is made pursuant thereto (“Landlord’s Change Order Response”).  If Landlord does not approve any Change Proposal, Landlord shall provide Tenant with a reasonably detailed explanation thereof in writing.  Tenant shall have the right to then approve or withdraw such Change Proposal within five (5) business days after receipt of Landlord’s Change Order Response.  If Tenant fails to respond to Landlord’s Change Order Response within such five (5) business day period, such Change Proposal shall be deemed withdrawn.  If Tenant approves Landlord’s Change Order Response, then (a) such Change Proposal shall be deemed a “Change Order” hereunder, and (b) Landlord shall perform the work described in the Change Order as part of Landlord’s Work on all the terms and conditions applicable to Landlord’s Work except as expressly set forth herein with respect to Tenant’s payment obligation.  Any actual delay in the substantial completion of Landlord’s Work resulting from Change Proposals (whether approved or not) shall constitute a Tenant Delay.

(c)                                  Permitting.  Landlord shall obtain all permits for construction of Landlord’s Work.  The cost of all permits for construction of Landlord’s Work (and the cost of obtaining the same) shall be included in the Work Costs.  Tenant shall cooperate with Landlord in executing permit applications and performing other ministerial acts reasonably necessary to enable Landlord to obtain any such permit or certificate of occupancy.

(d)                                 Remedies for Late Delivery.  Subject to Landlord’s Force Majeure and Tenant Delays, if the Term Commencement Date has not occurred on or before (i) September 25, 2015, then the Rent Commencement Date shall be delayed one day for each day after such date that the Term Commencement Date does not occur(3), and (ii) November 25,2015, then Tenant shall be entitled to terminate this Lease by thirty (30) days’ prior written notice to Landlord (provided that such termination notice shall be of no force and effect if the Term Commencement Date occurs within such 30 day period).  The remedies set forth in this Section 3.2(d) are Tenant’s sole and exclusive rights and remedies if the Term Commencement Date does not occur on or before August 25,2015.

3.3                               Substantial Completion; Punchlist Items.

(a)                                 Landlord’s Work shall be deemed “Substantially Complete” on the later to occur of (i) the date that Landlord’s Work has been completed as certified in writing by Landlord’s architect, except for Punchlist Items (hereinafter defined), and (ii) a certificate of occupancy (temporary or permanent) for the Premises shall have been issued by the City of Cambridge, Massachusetts; provided, however, to the extent Landlord is delayed in obtaining such certificate of occupancy because of the acts or omissions of Tenant (which omissions may include, without limitation, if Tenant must first install its furniture and/or perform any Alterations not included in Landlord’s Work), then for purposes only of calculating the Term Commencement Date, Landlord’s Work will be deemed to have been Substantially Complete on the date on which the applicable certificate of occupancy (temporary or permanent) would have been issued but for such delays; and provided further that if a temporary certificate of occupancy is issued with respect to the Premises, Landlord shall, subject to delays caused by the acts or omissions of Tenant, diligently pursue a permanent certificate of occupancy therefor as soon as reasonably possible.

(b)                                 Promptly following delivery of the Premises to Tenant with Landlord’s Work substantially complete, Landlord shall provide Tenant with a list prepared by Landlord’s architect (the “Punchlist”) of outstanding items (the “Punchlist Items”) which (a) need to be performed to complete Landlord’s Work, (b) do not impair Landlord’s ability to obtain a permanent certificate of occupancy for the Premises and (c) do not materially impair Tenant’s ability to use the Premises for the Permitted Uses.  Subject to Landlord’s Force Majeure and Tenant Delays, Landlord shall, unless otherwise specified on the Punchlist, complete all Punchlist Items within forty-five (45) days of the date of the Punchlist.

3.4                               Cost of Landlord’s Work.

(a)                                 Landlord’s Contribution.  As an inducement to Tenant’s entering into this Lease, Landlord shall pay for up to Six Hundred Fifty Thousand Eight Hundred Fifteen Dollars ($650,815.00) (“Landlord’s Contribution”) of the costs incurred in connection with the performance of Landlord’s Work other than the following costs (collectively, “Excluded Construction Costs”), which shall be paid for by Tenant within thirty (30) days of demand from

(3) For illustration purposes only, if the Term Commencement Date occurs on September 30,2015, then the Rent Commencement Date shall be delayed 5 days and shall occur on December 5,2015 (which is 2 months and 5 days after the Term Commencement Date)

time to time (but in no event more often than monthly):  (i) the cost of acquiring or installing any of Tenant’s Property (hereinafter defined), including without limitation telecommunications and computer equipment and all associated wiring and cabling, any de-mountable decorations, artwork and partitions, signs, and trade fixtures, or (ii) the cost of any fixtures or Alterations that will be removed at the end of the Term.  Landlord shall not charge any supervisory or management fees with respect to Landlord’s Work, provided, however, that the costs of any third party construction/project managers) engaged by Landlord shall be included in the costs of Landlord’s Work.

(b)                                 Responsibility for Costs.

(i)                                     For purposes hereof, “Work Costs” means (A) all costs incurred in connection with Landlord’s Work, including without limitation the costs of designing, permitting and performing Landlord’s Work, as affected by any Change Orders and any changes made in accordance with Section 3.4(b)(ii) below, less (B) the Excluded Construction Costs.

(ii)                                  Landlord shall provide Tenant with a detailed cost estimate based on the original Permit Set (the “Cost Estimate”).  The Cost Estimate shall include a line item for the cost of any construction/project managers).  Tenant shall have a period of two (2) business days after receipt of the Cost Estimate, time being of the essence, to notify Landlord whether Tenant approves such Cost Estimate, or that Tenant wishes to conduct value engineering in order to reduce the cost of Landlord’s Work (if Tenant does not timely provide such notice, Tenant shall be deemed to have (A) approved such Cost Estimate, and (B) elected not to conduct such value engineering).  If Tenant elects to conduct value engineering, then (i) any delays to substantial completion of Landlord’s Work arising from such value engineering shall be deemed to be Tenant Delays, and (ii) until mutually approved (or deemed approved), Landlord and Tenant shall confer and negotiate reasonably and in good faith to reach agreement on the Cost Estimate and the Permit Set on which the Cost Estimate is based.  The Cost Estimate approved (or deemed approved) by Tenant is herein referred to as the “Final Cost Estimate.”

(iii)                               If the Final Cost Estimate discloses that the Work Costs exceed Landlord’s Contribution (such excess, the “Excess Costs”), Tenant shall notify Landlord in writing (the “Cost Notice”) within thirty (30) days after approval of the Final Cost Estimate whether Tenant elects to (A) reimburse Landlord for the Excess Costs in accordance with Section 3.4(b)(iv) below, or (B) increase Base Rent by an amount no greater than the lesser of (1) the Excess Costs, or (2) Fifteen Dollars ($15) per rentable square foot of the Premises, which increase in Base Rent shall be (y) effective as of the later to occur of the Rent Commencement Date or the first full calendar month after the Final Reconciliation is delivered to Tenant, and (z) calculated as if such Excess Costs were a self-amortizing loan with an interest rate of 8% per annum and amortized on a direct reduction basis over the balance of the Initial Term (and if Tenant fails to notify Landlord as aforesaid, then Tenant shall be deemed to have elected to increase Base Rent as aforesaid).  If the Work Costs exceed Landlord’s Contribution by more than Fifteen Dollars ($15) per rentable square foot of the Premises (such excess, the “Tenant’s Costs”) and Tenant elects (or is deemed to have elected) to increase Base Rent as aforesaid, then Tenant shall reimburse Landlord for Tenant’s Costs in accordance with Section 3.4(b)(iv) below.

(iv)                              If the Cost Notice indicates that Tenant has elected to reimburse Landlord for the Excess Costs, or if Tenant elects (or is deemed to have elected) to increase Base Rent pursuant to Section 3.4(b)(iii) above and there are Tenant’s Costs, then Tenant shall pay, within thirty (30) days after demand from time to time (but in no event more than monthly), Tenant’s Proportion (hereinafter defined) of the Work Costs reflected on each requisition from Landlord, to which shall be attached invoices and/or other documentation supporting the requisition.  “Tenant’s Proportion” shall be a fraction, the numerator of which is the estimated Excess Costs or Tenant’s Costs, as applicable, and the denominator of which is the estimated Work Costs.  Within ninety (90) days after final completion of Landlord’s Work, Landlord shall prepare and submit to Tenant a final reconciliation in sufficient detail to reasonably determine actual Work Costs (including without limitation all Punchlist Items) (the “Final Reconciliation”).

4.                                      USE OF PREMISES.

4.1                               Permitted Uses.  During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes.  Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed.  All corridor doors, when not in use, shall be kept closed.

4.2                               Prohibited Uses.

(a)                                 Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a first class combination laboratory, research and development and office building and the Permitted Uses) shall (a) impair the appearance or reputation of the Building; (b) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (c) occasion discomfort, inconvenience or annoyance in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind which, in the reasonable judgment of Landlord, will cause any such impairment, interference, discomfort, inconvenience, annoyance or injury), or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (d) cause harmful air emissions, laboratory odors or noises or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office, research, development and laboratory facility; or (v) for any food fermentation processes whatsoever; (vi) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder.

(b)                                 With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not:  (i) place or maintain any signage, trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with the use of any driveway, corridor, footwalk, parking area, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord (which shall include, at a minimum, the common loading docks and freight elevator); (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (vi) use the name of Landlord, or any of Landlord’s affiliates or subsidiaries in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent; or (vii) except in connection with Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building.

5.                                      RENT; ADDITIONAL RENT.

5.1                               Base Rent.  During the Term, Tenant shall pay to Landlord Base Rent in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month.  The payment of Base Rent and additional rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Rent Commencement Date, and shall be prorated for any partial months.  Rent shall be payable to Landlord or, if Landlord shall so direct Tenant in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

5.2                               Operating Costs.

(a)                                 “Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by Landlord in the operation and management of the Building or reasonably allocated to the Building, including without limitation any costs for utilities supplied to the Common Areas, the costs of maintaining the MWRA permit(s) for the Building, and any costs for repair and replacements, cleaning and maintenance of the Common Areas, related equipment, facilities and appurtenances and HVAC equipment, a commercially reasonable management fee paid to Landlord’s property manager, the reasonable costs of Landlord’s management office for the Property, the cost of operating any amenities in the Property available to all tenants of the Property and any subsidy provided by Landlord to tenants including Tenant for or with respect to any such amenity.  For costs and expenditures made by Landlord in connection with the operation, management, repair, replacement, maintenance and insurance of the Building as a whole, Landlord shall make a reasonable allocation thereof between the retail and non-retail portions of the Building, if applicable.  To the extent that a cost included in Operating Costs is also allocable to property other than the Property, such cost shall be equitably allocated to each parcel of property which benefits from such cost.  Operating Costs shall not include Taxes (hereinafter defined) or Excluded Costs (hereinafter defined).  Landlord shall have the right but not the obligation, from time to time, to reasonably and equitably allocate some or all of the Operating Costs among different tenants of the Building (for example, and without limiting the generality of the foregoing, based in whole or in part on shared or similar use of particular systems or equipment).

(b)                                 “Excluded Costs” shall be defined as (i) any mortgage charges (including interest, principal, points and fees); (ii) brokerage commissions or other costs incurred in procuring tenants or leasing space in the Property; (iii) salaries of personnel not directly employed in the management/operation of the Property or above the grade of portfolio manager; (iv) the cost of work done or services, concessions, subsidies or amenities provided by Landlord for a particular tenant other than Tenant; (v) subject to Subsection 5.2(h) below, capital expenditures; (vi) the costs of Landlord’s Work and any contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) items and services for which tenants of the Building are separately charged, including without limitation costs paid directly by individual tenants to Landlord or to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) maintenance and repair of capital items not a part of the Building or the Property; (xi) depreciation of the Building; (xii) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xiii) advertising and other fees and costs incurred in procuring tenants; (xiv) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xv) costs incurred (including without limitation attorneys’ fees and expenses) in connection with any disputes between Landlord and its employees, between Landlord and Building management, between Landlord and other tenants or occupants or prospective tenants or occupants of the Building (including without limitation costs associated with the default, act or omission of any of the foregoing parties other than Tenant) or between Landlord and its abutters; (xvi) rent under the Ground Lease; (xvii) fines and penalties payable by tenants of the property other than Tenant; (xvii) fines and penalties incurred due to violations by Landlord of Legal Requirements or breaches of Landlord’s obligations under this Lease; (xviii) costs arising from the gross negligence or willful misconduct of any of the Landlord Parties; (xix) the cost of testing, remediation or removal of Hazardous Materials (hereinafter defined) in the Building or on the Property required by Environmental Laws (hereinafter defined), provided however, that with respect to the testing, remediation or removal of (A) any material or substance located in the Building on the Execution Date and which, as of the Execution Date, is not considered, as a matter of law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law, and (B) any material or substance located in the Building after the Execution Date and which, when placed in the Building, was not considered, as a matter of law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law, the costs thereof may be included in Operating Costs; (xx) costs incurred to comply with Legal Requirements in effect as of the Execution Date; (xxi) Landlord’s charitable or political contributions; (xxii) any “above-standard” cleaning including construction clean-up or special cleanings associated with parties or events (provided that Tenant shall reimburse Landlord for any such above-standard cleaning required as a result of the acts or omissions of any of the Tenant Parties); and (xxiii) costs of compliance with Legal Requirements in effect on the Execution Date.

(c)                                  “Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA Bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

(d)                                 “Annual Charge Off” shall be defined as the annual amount of principal and interest payments which would be required to repay a loan (“Capital Loan”) in equal monthly installments over the Useful Life (hereinafter defined), of the capital item in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, where the initial principal balance is the cost of the capital item in question.

(e)                                  “Useful Life” shall be reasonably determined by Landlord in accordance with sound accounting principles and practices consistently applied.

(f)                                   Payment of Operating Costs.  Tenant shall pay to Landlord, as additional rent, Tenant’s Share of Operating Costs.  Landlord may make a good faith estimate of Tenant’s Share of Operating Costs for any fiscal year or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Costs for such fiscal year and/or part thereof divided by the number of months therein.  No more often than quarterly, Landlord may estimate and re-estimate Tenant’s Share of Operating Costs and deliver a copy of Landlord’s good faith estimate or re-estimate to Tenant.  Thereafter, the monthly installments of Tenant’s Share of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of Operating Costs as estimated by Landlord.  Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each fiscal year.

(g)                                  Annual Reconciliation.  Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement of the actual amount of Operating Costs for such fiscal year (“Year End Statement”).  Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder.  If the total of such monthly remittances on account of any fiscal year is greater than Tenant’s Share of Operating Costs actually incurred for such fiscal year, then, provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord (it being understood and agreed that (A) if Tenant cures any default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below, Tenant shall then be entitled to take such credit, and (B) if Tenant does not cure all defaults prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below and Landlord exercises its right to terminate the Lease pursuant to Section 20.1, then Landlord shall credit such difference to Tenant to the extent that such difference exceeds any amounts then due from Tenant to Landlord).  If the total of such remittances is less than Tenant’s Share of Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor.  Landlord’s estimate of Operating Costs for the next fiscal year shall be made in good faith and shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs.  The provisions of this Section 5.2(g) shall survive the expiration or earlier termination of this Lease.

(h)                                 Capital Expenditures.  If, during the Term, Landlord shall replace any capital items or make any capital expenditures (collectively, “Capital Expenditures”) the total amount of which (net of any warranty claims) is not properly includable in Operating Costs for the fiscal year in which they were made, in accordance with sound accounting principles and practices consistently applied in effect at the time of such replacement, there shall nevertheless be included in such Operating Costs (and in Operating Costs for each succeeding fiscal year) the amount, if any, by which the Annual Charge Off (determined as hereinafter provided) of such Capital Expenditure (less insurance proceeds, if any, collected by Landlord by reason of damage to, or destruction of the capital item being replaced) exceeds the Annual Charge Off of the Capital Expenditure for the item being replaced.  If a new capital item is acquired which does not replace another capital item, and such new capital item being acquired is either (i) required by any Legal Requirements enacted after the Execution Date or (ii) reasonably projected to reduce Operating Costs, then there shall be included in Operating Costs for each fiscal year in which and after such capital expenditure is made the Annual Charge Off of such capital expenditure.

(i)                                     Part Years.  If the Rent Commencement Date or the Expiration Date occurs in the middle of a fiscal year, Tenant shall be liable for only that portion of the Operating Costs with respect to such fiscal year within the Term.

(j)                                    Gross-Up.  If, during any fiscal year, the Building has an average annual tenant occupancy rate of less than ninety-five percent (95%), actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was 95% occupied, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such fiscal year.

(k)                                 Audit Right.  Provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may, upon at least sixty (60) days’ prior written notice, inspect or audit Landlord’s records relating to Operating Costs for any periods of time within the previous fiscal year before the audit or inspection (it being understood and agreed that if Tenant cures any default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below, Tenant shall then be entitled to perform such inspection or audit).  However, no audit or inspection shall extend to periods of time before the Rent Commencement Date.  If Tenant fails to object to the calculation of Tenant’s Share of Operating Costs on the Year-End Statement within sixty (60) days after such statement has been delivered to Tenant and/or fails to complete any such audit or inspection within one hundred twenty (120) days after receipt of the Year End Statement, then Tenant shall be deemed to have waived its right to object to the calculation of Tenant’s Share of Operating Costs for the year in question and the calculation thereof as set forth on such statement shall be final.  Tenant’s audit or inspection shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager during business hours reasonably designated by Landlord.  Tenant shall pay the cost of such audit or inspection; provided, however, if Tenant’s inspection or audit reveals an overcharge of more than five percent (5%), then Landlord shall reimburse Tenant for up to Five Thousand Dollars ($5,000.00) of the reasonable cost of such audit or inspection within thirty (30) days of receipt of a reasonably detailed invoice therefor.  Tenant may not conduct an inspection or have an audit performed more than once during any fiscal year.  If such inspection or audit reveals that an error was made in the calculation of Tenant’s Share of Operating Costs previously charged to Tenant, then, provided there is no Event of Default nor an event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord (it being understood and agreed that (A) if Tenant cures any default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below, Tenant shall then be entitled to take such credit, and (B) if Tenant does not cure all defaults prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below and Landlord exercises its right to terminate the Lease pursuant to Section 20.1, then Landlord shall credit such difference to Tenant to the extent that such difference exceeds any amounts then due from Tenant to Landlord).  If such inspection or audit reveals an underpayment by Tenant, then Tenant shall pay to Landlord, as additional rent hereunder, any underpayment of any such costs, as the case may be, within thirty (30) days after receipt of an invoice therefor.  Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (C) which executes Landlord’s standard confidentiality agreement whereby it shall agree to maintain the results of such audit or inspection confidential.  The provisions of this Section 5.2(k) shall survive the expiration or earlier termination of this Lease.

5.3                               Taxes.

(a)                                 “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Building, and upon any personal property of Landlord used in the operation of the Building, or on Landlord’s interest in the Building or such personal property or reasonably allocated thereto; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Building (including without limitation any community preservation assessments); service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Building or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities.  Taxes shall not include any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Building, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Property were the only real estate owned by Landlord.  “Taxes” shall also include reasonable expenses (including without limitation legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies.

(b)                                 “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c)                                  Payment of Taxes.  Tenant shall pay to Landlord, as additional rent, Tenant’s Tax Share of Taxes.  Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Tax Share of Taxes for such Tax Period or part thereof divided by the number of months therein.  No more often than quarterly, Landlord may estimate and re-estimate Tenant’s Tax Share of Taxes and deliver a copy of Landlord’s good faith estimate or re-estimate to Tenant.  Thereafter, the monthly installments of Tenant’s Tax Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Tax Share of Taxes as estimated by Landlord.  Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period.  If the total of such monthly remittances is greater than Tenant’s Tax Share of Taxes actually due for such Tax Period, then, provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord (it being understood and agreed that if Tenant cures any default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below, Tenant shall then be entitled to take such credit).  If the total of such remittances is less than Tenant’s Tax Share of Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor.  Landlord’s estimate of Taxes for the next Tax Period shall be made in good faith and shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes.  In the event that Payments in Lieu of Taxes (“PILOT”), instead of or in addition to Taxes, are separately assessed to certain portions of the Building or the Property including the Premises, Tenant agrees, except as otherwise expressly provided herein to the contrary, to pay to Landlord, as additional rent, the portion of such PILOT attributable to the Premises in the same manner as provided above for the payment of Taxes. The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d)                                 Effect of Abatements.  Appropriate credit against Taxes or PILOT shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax or PILOT refund.

(e)                                  Part Years.  If the Rent Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

5.4                               Late Payments.

(a)                                 Any payment of Rent due hereunder not paid when due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of twelve percent (12%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”).  Acceptance of interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

(b)                                 For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(c)                                  Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order:  first, to any unpaid additional rent, including without limitation late charges, returned check charges, reasonable legal fees and/or court costs incurred by Landlord and chargeable to Tenant hereunder; and then to unpaid Base Rent.

5.5                               No Offset; Independent Covenants; Waiver.  Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF.  TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY RENT OR PERFORM THE SAME SHALL HAVE BEEN ABATED, REDUCED OR TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE.  LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES. INC.. 437 MASS. 708 (2002).  SUCH ACKNOWLEDGEMENTS,

AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6                               Survival.  Any obligations under this Section 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6.                                      INTENTIONALLY OMITTED.

7.                                      LETTER OF CREDIT.

7.1                               Amount.

(a)                                 Contemporaneously with the execution of this Lease, Tenant shall deliver to Landlord either (i) cash in an amount specified in the Lease Summary Sheet (the “Cash Security Deposit”), which shall be held by Landlord in accordance with Section 7.5 below, or (ii) an irrevocable letter of credit which shall (a) be in the amount specified in the Lease Summary Sheet and otherwise in the form attached hereto as Exhibit 4:  (b) issued by a bank reasonably acceptable to Landlord upon which presentment may be made in Boston, Massachusetts (if Landlord so requires at the time of its approval thereof); and (c) be for a term of one (1) year, subject to extension in accordance with the terms hereof (the “Letter of Credit”).  The Letter of Credit shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by the Tenant to be kept and performed during the Term.  In no event shall the Letter of Credit be deemed to be a prepayment of Rent nor shall it be considered a measure of liquidated damages.  Unless the Letter of Credit is automatically renewing, at least thirty (30) days prior to the maturity date of the Letter of Credit (or any replacement Letter of Credit), Tenant shall deliver to Landlord a replacement Letter of Credit which shall have a maturity date no earlier than the next anniversary of the Term Commencement Date or one (1) year from its date of delivery to Landlord, whichever is later.

(b)                                 If there is no Event of Default and no event which, with the passage of time and/or the giving of notice, would constitute an Event of Default on the date of the reduction, and further provided that there is no material adverse change in Tenant’s net worth at the commencement of the fourth (4th) Rent Year as verified by Landlord based upon a certificate from Tenant’s chief financial officer and audited financials, then the amount of the Cash Security Deposit or the face amount of the Letter of Credit, as applicable, may be reduced by Tenant to $102,552.66 at the commencement of the fourth (4th) Rent Year (it being understood and agreed that if Tenant cures any default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below, Tenant shall then be entitled to effectuate such reduction).  Landlord shall, at no cost to Landlord, cooperate with Tenant and the issuer of the Letter of Credit in connection with such reduction, if applicable.

7.2                               Application of Proceeds of Letter of Credit.  Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, or upon the end of the Term if there remains any uncured default of which Tenant shall have received notice, Landlord at its sole option may draw down all or a part of the Letter of Credit.  The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 7.5 below.  Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within twenty (20) days after receipt of such written demand shall constitute an additional Event of Default hereunder.  The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3                               Transfer of Letter of Credit.  In the event that Landlord transfers its interest in the Premises, Tenant shall perform such acts and/or execute such documents as may be reasonably requested by Landlord, within ten (10) business days after such request and at no cost to Landlord, in order to name Landlord’s successor as the beneficiary of the Letter of Credit.  If Tenant fails to perform such acts and/or execute such documents within ten (10) business days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.5 below.

7.4                               Credit of Issuer of Letter of Credit.  In event of a material adverse change in the financial position of any bank or institution which has issued the Letter of Credit or any replacement Letter of Credit hereunder, Landlord reserves the right to require that Tenant change the issuing bank or institution to another bank or institution reasonably approved by Landlord.  Tenant shall, within ten (10) business days after receipt of written notice from Landlord, which notice shall include the basis for Landlord’s reasonable belief that there has been a material adverse change in the financial position of the issuer of the Letter of Credit, replace the then-outstanding letter of credit with a like Letter of Credit from another bank or institution reasonably approved by Landlord.

7.5                               Security Deposit.  Landlord shall hold the Cash Security Deposit and/or the balance of proceeds remaining after a draw (if any) on the Letter of Credit (each hereinafter referred to as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations.  After an Event of Default, or upon the end of the Term if there remains any uncured default of which Tenant shall have received notice, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy.  Should Landlord apply all or any portion of the Security Deposit in accordance with the terms of this Lease during the Term of the Lease, Tenant shall, upon the written demand of Landlord, either (a) deliver cash in the amount applied, or (b) deliver a replacement Letter of Credit in the form and amount required hereunder (upon receipt of such replacement Letter of Credit, Landlord shall return the then-existing Security Deposit to Tenant).  Tenant’s failure to deliver such cash or replacement Letter of Credit within twenty (20) days after receipt of written demand shall constitute an additional Event of Default hereunder.  Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds.  If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, shall be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

7.6                               Return of Security Deposit or Letter of Credit.  Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall be returned to Tenant within sixty (60) days after the end of the Term, less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord as a result of Tenant’s default.

8.                                      INTENTIONALLY OMITTED

9.                                      UTILITIES, HVAC; WASTE.

9.1                               Electricity.  Commencing on the Term Commencement Date, Tenant shall pay all charges for electricity furnished to the Premises and/or any equipment exclusively serving the same as additional rent as provided hereafter.  Such charges shall be based in part on (a) reasonable estimates by Landlord based on percentage of air flow used by Tenant (measured through Landlord’s Building energy management system) as to equipment in the Building serving the Building, Tenant and other tenants, to be separately billed by Landlord, (b) metering equipment installed as part of Landlord’s Work, as to other electricity used in the Premises, which Tenant shall pay directly to the supplier, and (c) if applicable, such other metering equipment, if any, approved by Landlord in its reasonable discretion.  Landlord shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair all such metering equipment.  Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor either to Landlord or directly to the supplier thereof, at Landlord’s election.

9.2                               Water.  Commencing on the Term Commencement Date, Tenant shall pay all water and sewer charges for water furnished to the Premises and/or any equipment exclusively serving the same as additional rent.  Such charges shall be reasonably estimated by Landlord based on the percentage of air flow used by Tenant (measured through Landlord’s Building energy management system).  Landlord shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair all such metering equipment.  Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor to Landlord.

9.3                               Gas.  Commencing on the Term Commencement Date, Tenant shall pay all charges for natural gas service furnished to the Premises and/or any equipment exclusively serving the same as additional rent as provided hereafter.  Such charges shall be based in part on (a) reasonable estimates by Landlord based on percentage of air flow used by Tenant (measured through Landlord’s Building energy management system) as to equipment in the Building serving the Building, Tenant, and other tenants, to be separately billed by Landlord, and (b) metering equipment installed as part of Landlord’s Work, as to natural gas used in the Premises, which Tenant shall pay directly to the supplier, and (c) if applicable, such other metering equipment, if any, approved by Landlord in its reasonable discretion.  Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor directly to the supplier thereof.

9.4                               HVAC.  Consistent with the levels provided by Class A laboratory/R&D/office buildings in the East Cambridge/Cambridgeport area, Landlord shall provide to the Common Areas and the Premises on a twenty-four (24) hours per day, seven (7) days per week basis (i) heat 365 days/year and (ii) air conditioning during the normal cooling season; provided, however, that Landlord will provide air conditioning at such other times as reasonably requested by Tenant and (iii) general exhaust/ventilation.  Excluded from such services are air conditioning requirements for (A) personal computers in excess of an average of one personal computer per person in occupancy of the Premises, or (B) exceptional office machinery.  It is expressly acknowledged and agreed that Tenant shall be solely responsible for specialty exhaust required for the Premises (if any), including without limitation exhaust for H2 rooms, radiation hoods and isotope hoods, vivarium, chemical storage rooms which require Class I, Division II classification, if any, and any other special Tenant equipment.  Whenever the air conditioning systems are in operation, Tenant agrees to use reasonable efforts to lower and close the blinds or drapes when necessary because of the sun’s position, and to cooperate fully with Landlord with regard to, and to abide by all reasonable regulations and requirements applicable to the Building which Landlord may prescribe for the proper functioning and protection of the air conditioning systems and of which Tenant has received written notice.

9.5                               Other Utilities; Utility Information.  Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.  Within ten (10) business days after Landlord’s request from time to time, Tenant shall provide Landlord with reasonably detailed information regarding tenant’s utility usage in the Premises.

9.6                               Interruption or Curtailment of Utilities.

(a)                                 When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than twenty-four (24) hours’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems.  Notwithstanding the foregoing,.  Landlord shall provide Tenant with at least five (5) business days’ notice of any such planned interruption or suspension.  Landlord shall exercise reasonable diligence to mitigate and/or eliminate the cause of any such interruption, curtailment, stoppage or suspension, but, subject to Section 9.6(b) below, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

(b)                                 Notwithstanding anything to the contrary in this Lease contained, if the Premises shall lack any service which Landlord is required to provide hereunder, or if Tenant’s use and occupancy of the Premises or any part thereof shall be disturbed in violation of Section 23 hereof (thereby rendering the Premises or a portion thereof substantially untenantable) such that, for the duration of the Landlord Service Interruption Cure Period (hereinafter defined), the continued operation in the ordinary course of Tenant’s business in any portion of the Premises is materially and adversely affected, and if Tenant ceases to use the affected portion of the Premises (the “Affected Portion”) during the period of untenantability as the direct result of such lack of service or disturbance, then, provided that Tenant ceases to use the Affected Portion during the entirety of the Landlord Service Interruption Cure Period and that such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of any of the Tenant Parties, Base Rent shall thereafter be abated in proportion to such untenantability until the day such condition is completely corrected.  For purposes hereof, the “Landlord Service Interruption Cure Period” shall be defined as seven (7) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Affected Portion.  The provisions of this Section 9.6(b) shall not apply in the event of Casualty or Taking, or in the event of untenantability caused by causes beyond Landlord’s control or if Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.

9.7                               Telecommunications Providers.  Notwithstanding anything to the contrary herein or in this Lease contained, Landlord has no obligation to allow any particular telecommunications service provider to have access to the Building or to Premises other than Verizon and LightTower (collectively, the “Approved Providers”).  If Landlord permits such access, Landlord may condition such access upon (a) the execution of Landlord’s standard telecommunications agreement (which shall include a provision requiring the payment of fair market rent for any space in the Property dedicated, licensed and/or leased to such provider), and (b) the payment to Landlord by Tenant or the service provider of any costs incurred by Landlord in facilitating such access.  Subject to the preceding sentence, Landlord’s consent to providing access to the Building to any service provider other than the Approved Providers shall not be unreasonably withheld, conditioned or delayed provided such access does not require any street opening permits or approvals (unless otherwise agreed to by the City of Cambridge) or would unreasonably interfere with the use of the Common Areas.

9.8                               Landlord’s Services.  Subject to reimbursement pursuant to Section 5.2 above, Landlord shall provide the services described in Exhibit 8 attached hereto and made a part hereof (“Landlord’s Services”).

10.                               MAINTENANCE AND REPAIRS.

10.1                        Maintenance and Repairs by Tenant.  Tenant shall keep the Premises (including, without limitation, doors and door frames and plate glass (provided that Landlord shall have the right to repair plate glass at Tenant’s cost)) neat and clean and free of insects, rodents, vermin and other pests and in such good repair, order and condition as the same are in on the Term Commencement Date or in such better condition as the Premises may be put in during the Term, reasonable wear and tear and damage by Casualty excepted.  Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the proper maintenance of all building systems, sanitary, electrical, heating, air conditioning, plumbing, security or other systems and of all equipment and appliances to the extent installed and/or operated by Tenant and/or exclusively serving the Premises.  Tenant agrees to provide regular maintenance by contract with a reputable qualified service contractor for the heating and air conditioning equipment exclusively servicing the Premises, if any.  Such maintenance contract and contractor shall be subject to Landlord’s reasonable approval.  Tenant, at Landlord’s request, shall at reasonable intervals provide Landlord with copies of such contracts and maintenance and repair records and/or reports.

10.2                        Maintenance and Repairs by Landlord.  Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall keep and maintain the roof, Building structure, exterior window frames, structural floor slabs and columns, all common sanitary, electrical, heating, air conditioning, plumbing, security and other common Building systems (such as the common boiler, central vacuum, ROD1 and shared waste neutralization systems) and all common equipment and appliances serving the Property in good repair, order and condition.  In addition, Landlord shall operate and maintain the Common Areas in substantially the same manner as other first-class combination office, R&D and laboratory facilities in the East Cambridge/Cambridgeport area.

10.3                        Accidents to Sanitary and Other Systems.  Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises.  Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4                        Floor Load—Heavy Equipment.  Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements.  Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight.  Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance.  Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same.  If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements.  Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving except to the extent resulting from the negligence or willful misconduct of any of the Landlord Parties.  Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

11.                               ALTERATIONS AND IMPROVEMENTS BY TENANT.

11.1                        Landlord’s Consent Required.  Tenant shall not make any alterations, installations, removals, additions or improvements (collectively, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s), written plans and specifications, a time schedule therefor and the items listed in Exhibit 5 attached hereto and made a part hereof.  For purposes of this Lease, Landlord’s Work is not an Alteration.  Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment.  Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent.  Landlord’s approval of non-structural Alterations shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion (a) to any Alteration to or affecting the Surrendered Lab Benches (hereinafter defined), fume hoods, roof and/or Building systems (except that Landlord’s consent to Tenant’s reconfiguration of the cabinets and/or drawers located beneath each Surrendered Lab Bench to accommodate the user’s seating position shall not be unreasonably withheld, conditioned or delayed), (b) with respect to matters of aesthetics relating to Alterations to or affecting the exterior of the Building, and (c) to any Alteration affecting the Building structure.  Notwithstanding the foregoing, Landlord’s consent shall not be required (but the applicable Exhibit 5 items shall be provided if reasonably required by Landlord) with respect to Alterations that are purely decorative in nature nor with respect to non-structural Alterations that do not trigger any requirement for Alterations outside the Premises and which cost less than $25,000 in any one instance (and $75,000 in the aggregate per year) so long as such Alterations do not materially adversely affect the roof, Building systems or Building exterior (each, a “Permitted Alteration”), provided Tenant shall provide Landlord with reasonably detailed prior written notice thereof.  Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  Landlord shall have no liability or responsibility for any Claim alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant (and not required by Landlord) in connection with any work performed by or on behalf of Tenant.  Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate.  If Tenant shall make any Alterations, then Landlord may elect (not later than the time of Landlord’s approval thereof (or as soon as reasonably possible and in any event within thirty (30) days after receipt of reasonably detailed notice regarding any Permitted Alteration)) to require Tenant at the expiration or sooner termination of the Term to restore the Premises to substantially the same condition as existed immediately prior to the Alterations.  Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations (other than purely decorative Alterations) within sixty (60) days after completion thereof.

11.2                        Supervised Work.  Landlord and Tenant recognize that to the extent Landlord permits Tenant to perform any Alterations outside the Premises and/or affecting the Building systems, or if required by Legal Requirements, Landlord will need to make arrangements to have supervisory personnel on site.  Accordingly, Landlord and Tenant agree as follows:  Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours when Tenant intends to perform portions of Alterations (the “Supervised Work”).  Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the reasonable cost of Landlord’s supervisory personnel overseeing the Supervised Work.

11.3                        Harmonious Relations.  Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building, the Property or any part thereof.  In the event of any such difficulty, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

11.4                        Liens.  No Alterations shall be undertaken by Tenant until Tenant has made provision for written waiver of liens from all contractors for such Alteration and taken other appropriate protective measures approved and/or required by Landlord.  Tenant shall either:  (a) demonstrate to Landlord, to Landlord’s reasonable satisfaction, that Tenant is able to pay for the cost of such Alteration, or (b) provide to Landlord security, in form and amount reasonably satisfactory to Landlord (such as a letter of credit, escrowed funds, payment, performance and lien bonds or a guaranty), securing Tenant’s obligation to pay for the entire cost of such Alteration.  Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) business days after Tenant’s receipt of notice thereof, at Tenant’s expense by filing the bond required by law or otherwise.

11.5                        General Requirements.  Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) obtain Landlord’s written approval of any and all building permit applications relating to Alterations (including without limitation Permitted Alterations) to the Premises prior to submission thereof; (b) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises (and provide copies thereof to Landlord); (c) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s reasonable construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (d) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations except to the extent resulting from the negligence or willful misconduct of any of the Landlord Parties.  Tenant shall cause contractors employed by Tenant to (i) carry Worker’s Compensation Insurance in accordance with statutory requirements, (ii) carry Automobile Liability Insurance and Commercial General Liability Insurance (A) naming Landlord as an additional insured, and (B) covering such contractors on or about the Premises in the amounts stated in Section 14 hereof or in such other reasonable amounts as Landlord shall require, and (iii) submit certificates of insurance evidencing such coverage to Landlord prior to the commencement of any such Alterations.  In addition, if construction during normal business hours unreasonably disturbs other tenants of the Property, in Landlord’s sole discretion, Landlord may require Tenant to stop the performance of Alterations during normal business hours and to perform the same after hours.

12.                               SIGNAGE.

12.1                        Restrictions.  Tenant shall have the right to install Building standard signage identifying Tenant’s business at the entrance to the Premises, which signage shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed so long as the same complies with Landlord’s then-current signage guidelines for the

Building).  Subject to the foregoing, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any exterior window or door of the Premises without first obtaining Landlord’s written approval.  No signs or blinds may be put on or in any exterior window or elsewhere if visible from the exterior of the Building.  Landlord shall provide Tenant with building standard blinds for each window within the Premises and Tenant shall install the same at Tenant’s sole cost and expense.  Tenant may not remove the building standard blinds without Landlord’s prior written consent.  Tenant may hang its own drapes, provided that they shall not in any way interfere with any building standard drapery or blinds provided by Landlord or be visible from the exterior of the Building, and that such drapes are so hung and installed that, when drawn, the building standard drapery or blinds are automatically also drawn.

12.2                        Building Directory.  Landlord shall list Tenant within the directory in the Building lobby at Landlord’s sole cost and expense.  Subject to reasonable limits on the number of lines on the directory Landlord can provide and all such additional signage in the lobby directory, Landlord shall add the names of any approved subtenants or licensees occupying any portion of the Premises at Tenant’s sole cost and expense.

12.3                        Monument Sign.  Subject to the issuance of applicable permits and approvals and subject further to Legal Requirements, Landlord intends to install a monument sign on the Property on which Landlord shall list Tenant’s name (as well as the names of other tenants or occupants of the Building).  Such listing shall comply with Landlord’s then-current signage guidelines for the Property.

13.                               ASSIGNMENT, MORTGAGING AND SUBLETTING.

13.1                        Landlord’s Consent Required.  Tenant shall not, without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion, mortgage or otherwise encumber this Lease or the Premises in whole or in part.  Except as expressly otherwise set forth in this Section 13, Tenant shall not, without Landlord’s prior written consent, which consent shall be granted or withheld in accordance with Section 13.3 below, assign, sublet, mortgage, license, transfer or encumber this Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”).  Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease.  In the event of any Transfer in violation of this Section 13, Landlord shall have the right to terminate this Lease upon thirty (30) days’ written notice to Tenant given within sixty (60) days after receipt of written notice from Tenant to Landlord of any Transfer, or within one (1) year after Landlord first learns of the Transfer if no notice is given, if, in either case, Tenant fails to rescind such Transfer within thirty (30) days after Landlord notifies Tenant of Landlord’s intention to terminate this Lease.  No Transfer shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease.  Notwithstanding anything to the contrary set forth herein, (a) so long as Tenant is a publicly traded company on a nationally recognized stock exchange in the United States of America, no sale of Tenant’s stock shall be deemed a Transfer, and (b) the infusion of additional equity capital in Tenant, or an initial public offering of equity securities of Tenant under the Securities Act of 1933, as amended, which results in Tenant’s stock being traded on a national securities exchange, shall not be deemed a Transfer.

13.2                        Landlord’s Recapture Right.

(a)                                 Subject to Section 13.7 below, Tenant shall, prior to offering or advertising fifty percent (50%) or more of the Premises (individually or in the aggregate with other license(s), sublease(s) or other occupancy agreement(s) then in effect) for a Transfer, give a written notice (the “Recapture Notice”) to Landlord which:  (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the “Recapture Premises”), (iii) identifies the period of time (the “Recapture Period”) during which Tenant proposes to sublet the Recapture Premises, or indicates that Tenant proposes to assign its interest in this Lease, and (iv) offers to Landlord to terminate this Lease with respect to the Recapture Premises (in the case of a proposed assignment of Tenant’s interest in this Lease or a subletting for the remainder of the term of this Lease) or to suspend the Term for the Recapture Period (i.e. the Term with respect to the Recapture Premises shall be terminated during the Recapture Period and Tenant’s rental obligations shall be proportionately reduced).  Landlord shall have fifteen (15) business days within which to respond to the Recapture Notice.  If Landlord does not respond within such 15-business day period, Landlord shall be deemed to have refused the offer contained in the Recapture Notice.

(b)                                 If Tenant does not enter into a Transfer on the terms and conditions contained in the Recapture Notice on or before the date which is one hundred eighty (180) days after the earlier of:  (x) the expiration of the 15-business day period specified in Section 13.2(a) above, or (y) the date that Landlord notifies Tenant in writing that Landlord will not accept Tenant’s offer contained in the Recapture Notice, time being of the essence, then prior to entering into any Transfer after such 180-day period, Tenant must deliver to Landlord a new Recapture Notice in accordance with Section 13.2(a) above.

(c)                                  Notwithstanding anything to the contrary contained herein, if Landlord notifies Tenant that it accepts the offer contained in the Recapture Notice or any subsequent Recapture Notice, Tenant shall have the right, for a period of fifteen (15) days following receipt of such notice from Landlord, time being of the essence, to notify Landlord in writing that it wishes to withdraw such offer and this Lease shall continue in full force and effect.

13.3                        Standard of Consent to Transfer.  If Landlord does not timely give written notice to Tenant accepting a Recapture Offer or declines to accept the same, then Landlord agrees that, subject to the provisions of this Section 13, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer to an entity which will use the Premises for the Permitted Uses and, in Landlord’s reasonable opinion:  (a) has a tangible net worth and other financial indicators reasonably sufficient to meet the Transferee’s obligations under the Transfer instrument in question; (b) has a business reputation compatible with the operation of a first-class combination laboratory, research, development and office building in the East Cambridge/Cambridgeport area; and (c) such entity’s intended use of the Premises does not violate any exclusive or restrictive use provisions of any leases then in effect with respect to space in the Building; provided, however, if there shall be, at the time that Landlord is otherwise required to provide its consent, an event which, with the passage of time and/or the giving of notice, would constitute an Event of Default, then it shall be reasonable for Landlord to condition its consent to the Transfer in question on Tenant’s cure of such default prior to the expiration of applicable cure periods set forth in Section 20.1.

13.4                        Listing Confers no Rights.  The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

13.5                        Profits In Connection with Transfers.  Tenant shall, within thirty (30) days of Tenant’s actual receipt thereof, pay to Landlord fifty percent (50%) of Net Rent (hereinafter defined) in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as additional rent.  “Net Rent” shall mean any rent, sum or other consideration paid or given to Tenant in connection with any Transfer other than a Transfer to a Successor, either initially or over time, minus (a) the reasonable actual out-of-pocket expenses incurred by Tenant in connection with such Transfer (including without limitation legal, marketing and brokerage expenses and the cost of improvements paid for by Tenant in connection therewith), (b) any unamortized portion of Landlord’s Work paid for by Tenant, and (c) any unamortized portion of the reasonable actual out-of-pocket costs incurred by Tenant in connection with Alterations made prior to such Transfer.

13.6                        Prohibited Transfers.  Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, there is not an Event of Default.  Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; (b) any tenant, subtenant or occupant of other space in the Building (other than Affiliated Entities or Successors) if Landlord has comparable space in the Building available for lease; or (c) any entity with whom Landlord shall have negotiated for space in the Property in the three (3) months immediately preceding such proposed Transfer.

13.7                        Exceptions to Requirement for Consent.  Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord’s consent and without giving Landlord a Recapture Notice, to (a) make a Transfer to an Affiliated Entity (hereinafter defined), and (b) assign Tenant’s interest in this Lease to a Successor, provided that prior to or simultaneously with any such Transfer, such Affiliated Entity or Successor, as the case may be, and Tenant execute and deliver to Landlord an assignment and assumption agreement in form and substance reasonably acceptable to Landlord whereby such Affiliated Entity or Successor, as the case may be, shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Tenant to be performed, and whereby such Affiliated Entity or Successor, as the case may be, shall expressly agree that the provisions of this Section 13 shall, notwithstanding such Transfer, continue to be binding upon it with respect to all future Transfers.  For the purposes hereof, an “Affiliated Entity” shall be defined as any entity which is controlled by, is under common control with, or which controls Tenant (with “control” in this context meaning the power to direct the management and policies of the entity in question, directly or indirectly, through the exercise of voting rights, by contract, or otherwise).  For the purposes hereof, a “Successor” shall be defined as any entity into or with which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of Tenant’s stock or assets, provided that the surviving entity shall have a net worth no less than the net worth of Tenant immediately prior to such assignment.  Notwithstanding the provisions of this Section 13.7, no transaction or series of transactions which are effected solely for the purpose of qualifying as a transaction which does not require Landlord’s consent (i.e. and thereby avoiding the operation of the provisions of this Article 13) shall be permitted pursuant to this Section 13.7.

14.                               INSURANCE; INDEMNIFICATION; EXCULPATION.

14.1                        Tenant’s Insurance.

(a)                                 Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than Two Million Dollars ($2,000,000) per occurrence, Three Million Dollars ($3,000,000) aggregate, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord.  Tenant shall also carry umbrella liability coverage in an amount of no less than Five Million Dollars ($5,000,000).  Such policy shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease, including without limitation Tenant’s indemnification obligations.  Such insurance policy(ies) shall name Landlord, Landlord’s managing agent and such other persons/entities designated by Landlord in writing, if any, as additional insureds.

(b)                                 Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Tenant’s Alterations (collectively, the “Tenant-Insured Improvements”), and (ii) Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building (collectively, “Tenant’s Property”).  Such insurance shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.

(c)                                  Tenant shall take out and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant’s business losses during such 12-month period.

(d)                                 Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(e)                                  During periods when any Alterations are being performed, Builders Risk Insurance.

(f)                                   The insurance required pursuant to Sections 14.1(a), (b), (c), (d) and (e) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers approved by Landlord, with a rating of not less than “A-XI” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies.  Tenant’s Insurance Policies shall each provide that it shall not be canceled or modified without at least thirty (30) days’ prior written notice to each insured named therein (except that ten (10) days’ prior written shall be provided in the event of cancellation for non-payment of premium).  Tenant’s Insurance Policies may include deductibles in an amount no greater than the greater of $25,000 or commercially reasonable amounts.  On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord certificates of insurance evidencing the requirements hereof.  In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies.  Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents.

14.2                        Indemnification.

(a)                                 Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(i)                                     Tenant’s breach of any covenant or obligation under this Lease;

(ii)                                  Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon, at or about the Premises;

(iii)                               Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and (iv) On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises.

(b)                                 Except to the extent caused by the negligence or willful misconduct of any of the Tenant Parties, Landlord shall defend, indemnify and save Tenant harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from (i) Landlord’s breach of any covenant or obligation under this Lease, or (ii) any injury to or death of any person, or loss of or damage to property arising out of the negligence or willful misconduct of any of the Landlord Parties.

14.3                        Property of Tenant.  Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss arises out of the negligence or willful misconduct of any of the Landlord Parties.

14.4                        Limitation of Landlord’s Liability for Damage or Injury.  Landlord shall not be liable for any injury or damage to persons, animals, or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except to the extent caused by or arising out of the negligence or willful misconduct of any of the Landlord Parties.  If Tenant knows of any such condition, Tenant shall notify Landlord in writing as soon as possible so as to enable Landlord to prevent such damage or loss.  Tenant shall take all reasonably prudent measures and safeguards to prevent any injury, loss or damage to persons or property.  Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss to the extent such loss is covered by insurance policies actually carried by Tenant or required by this Lease to be so carried by Tenant; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building.

14.5                        Waiver of Subrogation; Mutual Release.  Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage (excluding rights of recovery, claims, actions, and causes of action relating to damage to the roof of the Building caused by Tenant but including rights of recovery, claims, actions, and causes of action relating to damage to the roof of the Building caused by any Casualty (hereinafter defined)) that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any property insurance policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties.  Landlord and Tenant each agrees to cause appropriate clauses to be included in its property insurance policies necessary to implement the foregoing provisions.

14.6                        Tenant’s Acts—Effect on Insurance.  Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies or warranties covering the Building and the fixtures and property therein and of which Tenant has prior notice; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason.  If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord for that part of any insurance premiums which shall have been charged because of such failure by Tenant within thirty (30) days after receipt of an invoice therefor.

14.7                        Landlord’s Insurance.  Landlord shall obtain and maintain (or cause to be obtained and maintained) in force throughout the Term hereof, in a company or companies authorized to do business in the Commonwealth of Massachusetts:  (a) property insurance on the Building (exclusive of Tenant’s Property, Alterations and personal property of, and alterations by, other tenants or occupants), in an amount equal to the full replacement value of the Building (exclusive of foundations and those items set forth in the preceding parenthetical in this sentence), covering fire, vandalism, malicious mischief, extended coverage and so-called “all risk”; and (b) commercial general liability insurance against claims of bodily injury, personal injury and property damage liability arising out of Landlord’s operation of the Building in such amount as a prudent owner of similar property would carry or as otherwise required by any Mortgagee.  The foregoing insurance may be maintained in the form of a blanket policy covering the Building as well as other properties owned by Landlord and Landlord’s affiliates.  Notwithstanding the foregoing provisions of this Section 14.7, Landlord shall have the right to self-insure all or any portion of the coverages required by this Section 14.7 so long as (i) Landlord is, or is controlled by, Massachusetts Institute of Technology, or (ii) Landlord (or the parent entity controlling Landlord) has a tangible net worth equal to or greater than Five Hundred Million Dollars ($500,000,000); provided, however, if Landlord’s parent entity, and not Landlord, meets such net worth test, Landlord’s parent shall agree with Tenant to be responsible for such self-insurance and to be bound by the provisions of this Lease related thereto.

15.                               CASUALTY; TAKING.

15.1                        Damage.  If the Premises are damaged in whole or part because of fire or other insured casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall use diligent efforts to restore the Building and/or the Premises to substantially the same condition as existed immediately following completion of Landlord’s Work, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible.  Subject to rights of Mortgagees, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Landlord’s Force Majeure, Landlord shall substantially complete such restoration within one (1) year after Landlord’s receipt of all required permits therefor.  Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible.  Tenant agrees, at no cost to Tenant, to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building.  In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building.  “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same.  In the Operating Year in which a Casualty occurs, there shall be included in Operating Costs Landlord’s deductible under its property insurance policy.  Under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

15.2                        Termination Rights.

(a)                                 Landlord’s Termination Rights.  Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

(i)                                     any material portion of the Building or any material means of access thereto is taken;

(ii)                                  more than thirty-five percent (35%) of the Building is damaged by Casualty; or (iii) if the estimated time to complete Landlord’s restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration.

(b)                                 Tenant’s Termination Right.  If Landlord is so required but fails to complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 15.1 above, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect.  The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein.

(c)                                  Either Party May Terminate.  In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises costs more than $100,000 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other.  In addition, if any Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration work and Landlord does not agree in writing to cover the difference, Landlord shall notify Tenant thereof and Landlord or Tenant may terminate this Lease by written notice to the other.

(d)                                 Automatic Termination.  In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

(e)                                  Notwithstanding anything to the contrary contained herein, Tenant may not terminate this Lease pursuant to this Section 15 if the Casualty in question was caused by the willful misconduct of any of the Tenant Parties.

15.3                        Taking for Temporary Use.  If the Premises are Taken for temporary use, this Lease shall continue in full force and effect.  For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.4                        Disposition of Awards.  Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award.  Tenant may pursue its own claim against the Taking authority.

15.5                        Abatement.  In the event of any Casualty or Taking affecting the Premises and/or all material means of access thereto, Base Rent and Tenant’s regular monthly payments of additional rent on account of Operating Costs and Taxes shall be equitably abated for the period from the date of such Casualty or Taking until the earlier of (a) the date that Landlord substantially completes Landlord’s restoration work (provided that if Landlord would have completed Landlord’s restoration work at an earlier date but for delays caused by the acts or wrongful or negligent omissions of any of the Tenant Parties of which Tenant has prior notice, then the Premises shall be deemed to have been repaired and restored on such earlier date), or (b) the date Tenant or other occupant reoccupies any portion of the Premises for the conduct of its business (in which case the Base Rent and Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy).  The reasonable determination of Landlord’s architect of the date Landlord’s restoration to the Premises shall have been substantially completed shall be controlling unless Tenant disputes same by notice to Landlord given within fifteen (15) days after receipt of written notice from Landlord setting forth such determination by Landlord, and pending resolution of such dispute, Tenant’s obligation to re-commence the payment of Rent shall commence in accordance with Landlord’s determination.  In the event of a Taking where this Lease is not terminated, a just proportion of the Rent, based on the nature and extent of the interference with Tenant’s business operations, shall be abated for the duration of the Taking.

16.                               ESTOPPEL CERTIFICATE.  Each of Landlord and Tenant shall at any time and from time to time upon not less than ten (10) business days’ prior notice from the other, execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating whether or not the other party is, to the knowledge of the certifying party, in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, stating whether or not the certifying party is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default and such other facts as may be reasonably requested, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof.  Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.

17.                               HAZARDOUS MATERIALS.

17.1                        Prohibition.  Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers); and (ii) any Hazardous Material (hereinafter defined), other than the types and quantities of Hazardous Materials which are listed on Exhibit 6 attached hereto (“Tenant’s Hazardous Materials”), provided that the same shall at all times be brought upon, kept or used in so-called ‘control rooms’ and in accordance with all applicable Environmental Laws (hereinafter defined) and accepted environmental practice and (with respect to medical waste and so-called “biohazard” materials) accepted medical practice.  Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented.  On or before each anniversary of the Rent Commencement Date, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material to, or materially increase the quantity of any Hazardous Material already on, the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1.  Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws (hereinafter defined), accepted environmental practice and (with respect to medical waste and so-called “biohazard materials) accepted medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material.

17.2                        Environmental Laws.  For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts.  Tenant, at its sole cost and expense, shall comply with (i) all Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Cambridge and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

17.3                        Hazardous Material Defined.  As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law.  The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

17.4                        Testing.  If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of any of the Tenant Parties, then Tenant shall reimburse Landlord within thirty (30) days after demand, as additional rent, for the reasonable costs thereof.  Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property; provided, however, that no such requests shall pertain to periods of time prior to the Term Commencement Date.

17.5                        Indemnity; Remediation.

(a)                                 Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, which contamination arises as a result of:  (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Section 17, it being understood and agreed that direct damages may include, without limitation, (A) reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response action required by any federal, state or local governmental agency or political subdivision or any Environmental Law because of Hazardous Material present in the soil, soil vapor, or ground water on or under, or any indoor air in, the Building based upon the circumstances identified in the foregoing subsections (i) and (ii), (B) lost rental revenue resulting from the termination of this Lease or other leases in the Building or from abatements of rent granted during periods when the Building is partially or wholly untenantable or the business operations of tenants or other occupants of the Building are adversely affected as a result of the circumstances identified in the foregoing subsections (i) and (ii), (C) lost rental revenue during a reasonable period of time within which to relet any space in the Building that was the subject of leases terminated as a result of the circumstances identified in the foregoing subsections (i) and (ii), (D) commercially reasonable Reletting Costs with respect to space in the Building that was the subject of leases terminated as a result of the circumstances identified in the foregoing subsections (i) and (ii), and (E) reasonable costs and losses resulting from Landlord’s inability to finance, refinance and/or sell all or any portion of Landlord’s interest in the Property on commercially reasonable terms at any time as a direct result of the circumstances identified in the foregoing subsections (i) and (ii).  This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response action required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor, or ground water on or under, or any indoor air in, the Building based upon the circumstances identified in the first sentence of this Section 17.5.  The indemnification and hold harmless obligations of Tenant under this Section

17.5 shall survive the expiration or any earlier termination of this Lease.  Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise at the Property is caused by any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to return the Property and/or the Building or any adjacent property to their condition as of the Execution Date, provided that Tenant shall first obtain Landlord’s approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Property, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws.

(b)                                 Without limiting the obligations set forth in Section 17.5(a) above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable Reportable Quantity, any applicable Reportable Concentration and any other applicable standard set forth in Environmental Laws such that no further response actions are required; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or use of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”).

(c)                                  In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i)                                     until the completion of Tenant’s Remediation (as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord) (the “Remediation Completion Date”).  Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) Additional Rent on account of Operating Costs and Taxes and (B) Base Rent in an amount equal to the greater of (1) the fair market rental value of such portion of the Premises (determined in substantial accordance with the process described in Section 1.2 above), and (2) Base Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and

(ii)                                  Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with all Environmental Laws.  If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into by Tenant shall be deemed reasonable)

within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with all Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current office, research and development, laboratory, and vivarium uses.

(d)                                 The provisions of this Section 17.5 shall survive the expiration or earlier termination of this Lease.

17.6                        Disclosures.  Prior to bringing (a) any Hazardous Material added to the list of Tenant’s Hazardous Materials in accordance with Section 17.1 into any part of the Property for the first time, and/or (b) a quantity of any of Tenant’s Hazardous Material into any part of the Property that is materially greater than the quantity listed in Exhibit 6 for such Tenant’s Hazardous Material, Tenant shall deliver to Landlord the following information with respect thereto to the extent that such information is not already on file with Landlord:  (i) a description of handling, storage, use and disposal procedures; (ii) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; and (iii) other information reasonably requested by Landlord.  Tenant shall promptly notify Landlord of any amendments to such procedures, plans, disclosures and/or response plans implemented by Tenant or required by Legal Requirements.

17.7                        Removal.  Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises.  Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord.  In addition, if any Legal Requirements or the trash removal company requires that any substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site.

18.                               RULES AND REGULATIONS.

18.1                        Rules and Regulations.  Tenant will faithfully observe and comply with all rules and regulations promulgated in writing from time to time with respect to the Building, the Property and construction within the Property (collectively, the “Rules and Regulations”).  The current version of the Rules and Regulations is attached hereto as Exhibit 7.  Landlord agrees to enforce the Rules and Regulations against all tenants unaffiliated with Landlord in a uniform and non-discriminatory manner.  In the case of any conflict between the provisions of this Lease and any future rules and regulations of which Tenant has written notice, the provisions of this Lease shall control.  Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

18.2                        Energy Conservation.  Notwithstanding anything to the contrary contained herein, Landlord may institute upon reasonable prior written notice to Tenant such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided however, that the Conservation Program does not, by reason of such policies, programs and measures, materially reduce the level of energy or energy services being provided to the Premises.  Upon receipt of such notice, Tenant shall comply with the Conservation Program.

18.3                        Recycling.  Upon reasonable prior written notice, Landlord may establish reasonable policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”).  Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

19.                               LAWS AND PERMITS.

19.1                        Legal Requirements.  Tenant shall be responsible at its sole cost and expense for complying with (and keeping the Premises in compliance with) all Legal Requirements which are applicable to Tenant’s particular use or occupancy of, or Alterations made by or on behalf of Tenant to, the Premises.  Tenant shall furnish all data and information to governmental authorities, with a copy to Landlord, as required in accordance with Legal Requirements as they relate to Tenant’s use or occupancy of the Premises or the Building.  If Tenant receives notice of any violation of Legal Requirements applicable to the Premises or the Building, it shall give prompt notice thereof to Landlord.  Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses.  Landlord shall comply with any Legal Requirements and with any direction of any public office or officer relating to the maintenance or operation of the Building as a first class combination laboratory, research and development and office building, and the costs so incurred by Landlord shall be included in Operating Costs in accordance with the provisions of Section 5.2.

19.2                        Required Permits.  Tenant shall, at Tenant’s sole cost and expense, use diligent good faith efforts to apply for, seek and obtain all necessary state and local licenses, permits and approvals needed for the operation of Tenant’s business, but expressly excluding permits for which Landlord is responsible in accordance with Section 3 of this Lease (collectively, the “Required Permits”), on or before the Rent Commencement Date, time being of the essence.  Tenant shall thereafter maintain all Required Permits and the permanent certificate of occupancy for the Premises in accordance with Legal Requirements.  Tenant, at Tenant’s expense, shall at all times comply with the terms and conditions of each such Required Permit and the permanent certificate of occupancy for the Premises.  Landlord shall cooperate with Tenant, at Tenant’s sole cost and expense, in connection with its application for Required Permits.

20.                               DEFAULT.

20.1                        Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a)                                 If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of five (5) business days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within five (5) business days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than one (1) occasion during the twelve (12) month interval preceding such failure by Tenant;

(b)                                 If Tenant shall abandon the Premises (whether or not the keys shall have been surrendered or the Rent shall have been paid);

(c)                                  If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Section 16 above or a subordination and attornment agreement pursuant to Section 22 below, within the timeframes set forth therein and such failure continues for five (5) days after notice thereof;

(d)                                 If Tenant shall fail to maintain any insurance required hereunder;

(e)                                  If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Section 7 above;

(f)                                   If Tenant causes or suffers any release of Hazardous Materials in or near the Property in excess of Reportable Quantities or Reportable Concentrations (as such terms are defined in Environmental Laws);

(g)                                  Intentionally omitted;

(h)                                 If Tenant shall fail to timely perform its obligations under Section 3 and such failure continues for fifteen (15) days after receipt of notice thereof;

(i)                                     The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord;

(j)                                    Intentionally omitted;

(k)                                 Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

(l)                                     an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder;

(m)                             any judgment, attachment or the like in excess of $100,000 shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within thirty (30) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within thirty (30) days of such entry, recording or filing, as the case may be;

(n)                                 the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within thirty (30) days thereafter;

(o)                                 (o) a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within thirty (30) days; or

(p)                                 any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding.

Tenant shall reimburse Landlord, within thirty (30) days after demand, for up to $1,000.00 of Landlord’s reasonable out-of-pocket costs and expenses (including without limitation legal fees and costs) incurred in connection with the preparation and delivery of each notice of default delivered pursuant to this Section 20.1.

20.2                        Remedies.  Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date.  Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder in accordance with Section 7 hereof.  Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant.  The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3                        Damages - Termination.

(a)                                 Upon the termination of this Lease under the provisions of this Section 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i)                                     the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii)                                  amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting (including without limitation reimbursement for Operating Costs, Taxes and other expenses under this Lease), such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses incurred or paid by Landlord in re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar non-reimbursed expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit.  If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b)                                 For the avoidance of doubt, in calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations to be paid or performed by Tenant during the Term under this Lease, including without limitation Tenant’s Share of Operating Costs and Tenant’s Tax Share of Taxes.  Such calculation shall be made on the assumption that all such considerations would have increased at the rate of three percent (3%) per annum for the balance of the full term hereby granted.  Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(c)                                  Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder; provided, however, that Landlord shall in no event be entitled to collect twice for any of the sums or damages accounted for above.

(d)                                 Landlord shall use reasonable efforts to mitigate its damages hereunder following any termination of this Lease pursuant to this Section 20 or any termination of Tenant’s possession of the Premises.  The obligation of Landlord to use reasonable efforts to mitigate damages shall not be construed to require Landlord to rent all or any portion of the

Premises for a use which, or to a tenant who, would not qualify pursuant to the assignment provisions of this Lease, or to prioritize the renting of the Premises over other space which Landlord may have available in the Building or in other properties owned by Landlord or Landlord’s affiliates.

20.4                        Landlord’s Self-Help; Fees and Expenses.  If Tenant shall fail to perform any obligation on Tenant’s part to be performed in this Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, and such failure continues beyond the expiration of the cure periods set forth in Section 20.1 or constitutes an emergency or a violation of Legal Requirements that would subject Landlord to any fine or penalty or poses imminent risk of injury, loss or damage, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, immediately, or at any time thereafter, perform the same for the account of Tenant.  Tenant shall pay to Landlord upon demand therefor any reasonable costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full.  In addition, Tenant shall pay all of Landlord’s reasonable costs and expenses, including without limitation reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord or any of the Landlord Parties, without its fault or negligence, being made party to any litigation pending by or against any of the Tenant Parties.

20.5                        Waiver of Redemption, Statutory Notice and Grace Periods.  Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.  Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6                        Landlord’s Remedies Not Exclusive.  The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

20.7                        No Waiver.  Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.  The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations.  No provisions of this Lease shall be deemed to have been waived by either party unless such waiver is in writing signed by such party.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8                        Restrictions on Tenant’s Rights.  During the continuation of any Event of Default, (a) Landlord shall not be obligated to provide Tenant with any notice pursuant to Sections 2.3 and 2.4 above; and (b) Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations.

20.9                        Landlord Default.  Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.  After receipt of any default notice from Tenant, Landlord shall use commercially reasonable efforts to cure any default by Landlord with diligence.  Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord, unless same continues after notice to Landlord thereof and a opportunity for Landlord to cure the same as set forth above.  In addition, Tenant shall not assert any right to deduct the cost of repairs from rent thereafter due and payable under this Lease.

21.                               SURRENDER; ABANDONED PROPERTY; HOLD-OVER.

21.1                        Surrender

(a)                                 Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including without limitation all lab benches paid for in whole or in part by Landlord (the “Surrendered Lab Benches”) and all fume hoods, electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein) broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property, all autoclaves and cage washers and, to the extent specified by Landlord in accordance with Section 11 above, Alterations made by Tenant; and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations.  Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease.  From time to time, Landlord and Tenant shall execute such agreements as may be reasonably necessary to identify the Surrendered Lab Benches, provided, however, that the failure to execute such agreements shall not alter or otherwise modify Tenant’s obligations herein.

(b)                                 At least thirty (30) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Legal

Requirements) to be taken by Tenant in order to render the Premises (including, without limitation, floors, walls, ceilings, counters, piping, supply lines, waste lines and plumbing in or serving the Premises and all exhaust or other ductwork in or serving the Premises) free of Hazardous Materials and otherwise released for unrestricted use and occupancy (the “Surrender Plan”).  The Surrender Plan (i) shall be accompanied by a current list of (A) all local, state and federal licenses, permits and approvals held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials, and (ii) shall be subject to the review and reasonable approval of Landlord’s environmental consultant.  In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall reasonably request.  On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease, during which period Tenant’s use and occupancy of the Premises shall be governed by Section 21.3 below), Tenant shall (i) perform or cause to be performed all actions described in the approved Surrender Plan, and (ii) deliver to Landlord a certification from a certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor reasonably acceptable to Landlord, and Landlord shall have the right to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy.  Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.  Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Report.  If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, (A) Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent within thirty (30) days after demand; and (B) if the Term shall have ended, unless and until Landlord elects to take such actions to assure that the Premises are surrendered in the condition required hereunder, Tenant shall be deemed to be a holdover tenant subject to the provisions of Section 21.3 below until the date on which Tenant delivers the Surrender Report (in the form required hereunder) to Landlord.  Tenant’s obligations under this Section 21.1(b) shall survive the expiration or earlier termination of the Term.

(c)                                  No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord.  Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease.  The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(d)                                 Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

(e)                                  Tenant hereby assigns to Landlord any warranties in effect on the last day of the Term with respect to any fixtures and Alterations installed in the Premises.  Tenant shall provide Landlord with copies of any such warranties prior to the expiration of the Term (or, if the Lease is earlier terminated, within thirty (30) days thereafter).

21.2                        Abandoned Property.  After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be stored at Tenant’s cost, or retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit.  If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Section 20 hereof or pursuant to law, and to any arrears of Rent.

21.3                        Holdover.  If any of the Tenant Parties holds over after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has previously accepted payments of Rent from Tenant, (i) Tenant shall pay Base Rent at 150% of the highest rate of Base Rent payable during the Term, (ii) Tenant shall continue to pay to Landlord all additional rent, and (iii) if such holdover continues for more than five (5) business days, Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date.  Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.

22.                               MORTGAGEE RIGHTS.

22.1                        Subordination.  Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any ground lease (including without limitation the Ground Lease), and to any mortgages, deeds of trust, overleases, or similar instruments covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”), or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage.  Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord.  The provisions of this Section 22.1 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and attornment in such form as shall be requested by any such holder within fifteen (15) days of request therefor.  Landlord shall request that any Mortgagee execute a so-called subordination, non-disturbance and attornment agreement with respect to this Lease.

22.2                        Notices.  Tenant shall give each Mortgagee of which Tenant has written notice the same notices given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have a reasonable opportunity thereafter to cure a Landlord default, and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3                        Mortgagee Liability.  Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease; (ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord; (iv) bound by any base rent or other sum which Tenant may have paid previously for more than one (1) month; or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord.

22.4                        Ground Lease.

(a)                                 Simultaneously with the execution of this Lease, Landlord, Tenant and Fee Owner shall execute an agreement in substantially the form attached hereto as Exhibit 9.

(b)                                 Landlord hereby represents and warrants to Tenant, as of the Execution Date, that (i) the copy of the Ground Lease provided to Tenant is, subject to redaction of certain economic terms, a complete and accurate copy of the Ground Lease, (ii) the Ground Lease has not been amended, (iii) the Ground Lease is in full force and effect and there exists no default or state of facts which, with the giving of notice or passage of time, or both, would constitute a default thereunder or permit either party to terminate the Ground Lease, and (iv) the consent by or approval of Fee Owner with respect to the execution of this Lease is not required under the Ground Lease.

(c)                                  Landlord hereby covenants (i) to promptly perform its obligations under the Ground Lease and not to cause a default under the Ground Lease, and (ii) not to amend the Ground Lease in any way that materially adversely affects Tenant’s rights or obligations under this Lease.

23.                               QUIET ENJOYMENT.  Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, any matters of record or of which

Tenant has knowledge and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24.                               NOTICES.  Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:                                                               620 Memorial Leasehold LLC
c/o MIT Investment Management Company
238 Main Street, Suite 200
Cambridge, MA 02142
Attention:  Steven C. Marsh

With copies to:                                                               Goulston & Storrs
400 Atlantic Avenue
Boston, MA 02110
Attention:  Colleen P. Hussey, Esquire

and
Colliers International
336 Main Street
Cambridge, MA 02142
Attention:  Kristina Descoteaux

if to Tenant:                                                                            Scholar Rock, Inc.
300 Third Street, 4th Floor
Cambridge, MA 02142
Attention:  Elan Z. Ezickson, COO

With copies to:                                                               Anderson & Kreiger LLP
One Canal Park
Cambridge, MA 02141
Attention:  Ryan D. Pace, Esquire

and
Scholar Rock, Inc.
300 Third Street, 4th Floor
Cambridge, MA 02142
Attention:  Scott W. Murphy, Sr. Director, Finance

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, maintenance activities, invoices, etc.) may also be given by written notice delivered by hand or by facsimile to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies as specified above.  Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States.  Notices shall be effective upon the date of receipt or refusal thereof.

25.                               MISCELLANEOUS.

25.1                        Separability.  If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

25.2                        Captions.  The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

25.3                        Broker.  Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Transwestern/RBJ and Cushman & Wakefield (collectively, “Broker”).  Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence.  Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

25.4                        Entire Agreement.  This Lease, Lease Summary Sheet and Exhibits 1-8 attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein.  Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral.  This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

25.5                        Governing Law.  This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

25.6                        Representation of Authority.  By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute this Lease on behalf of such party.  Upon Landlord’s request, Tenant shall provide Landlord with evidence that any requisite resolution, corporate authority and any other necessary consents have been duly adopted and obtained.

25.7                        Expenses Incurred by Landlord Upon Tenant Requests.  Tenant shall, within thirty (30) days after demand, reimburse Landlord for all reasonable expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer.  Such costs shall be deemed to be additional rent under this Lease.

25.8                        Survival.  Without limiting any other obligation which may survive the expiration or prior termination of the Term, all obligations on the part of each party to indemnify, defend, or hold the other harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term.

25.9                        Limitation of Liability.  Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease.  This Section 26.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord.  Landlord and Tenant specifically agree that in no event shall (a) any officer, director, trustee, employee or representative of Landlord or any of the other Landlord Parties ever be personally liable for any obligation under this Lease, (b) Landlord or any of the other Landlord Parties be liable for consequential, punitive or incidental damages or for lost profits whatsoever in connection with this Lease, (c) any officer, director, trustee, employee or representative of Tenant or any of the other Tenant Parties ever be personally liable for any obligation under this Lease, or (d) Tenant or any of the other Tenant Parties be liable for consequential, punitive or incidental damages or for lost profits whatsoever in connection with this Lease except for such damages arising as a result of Tenant’s breach of its obligations under Section 21.3.

25.10                 Binding Effect.  The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 13 hereof shall operate to vest any rights in any successor or assignee of Tenant.

25.11                 Landlord Obligations upon Transfer.  Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing.

25.12                 No Grant of Interest.  Tenant shall not grant any security interest whatsoever in (a) any fixtures within the Premises or (b) any item paid in whole or in part by Landlord without the consent of Landlord.

25.13                 No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.  If at any time any windows of the Premises are temporarily darkened or the light therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Property, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

25.14                 Financial Information.  Tenant shall deliver to Landlord, within thirty (30) days after Landlord’s reasonable request (which request shall be made no more often than twice per calendar year), Tenant’s most recently completed balance sheet and related statements of income, shareholder’s equity and cash flows statements (audited if available) reviewed by an independent certified public accountant and certified by an officer of Tenant as being true and correct in all material respects.  Any such financial information may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Lease as a sealed instrument of the Execution Date.

LANDLORD

620 MEMORIAL LEASEHOLD LLC

By:
Name:
Title:

TENANT

SCHOLAR ROCK, INC,

By:
Name:
Title:

EXHIBIT 1

LEASE PLAN

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EXHIBIT 2

LEGAL DESCRIPTION

Parcel 1:

The land with the buildings thereon in Cambridge, Middlesex County, Massachusetts situated on the northerly side of Memorial Drive and the westerly side of Vassar Street, now known as and numbered 620 Memorial Drive, and shown as the parcel marked “AREA = 44,677 +1- SF” on a plan entitled “Plan of Land in Cambridge, MA Middlesex County”, prepared by Beals and Thomas, Inc., dated January 28, 1994 recorded with the Middlesex South Deeds on February 17, 1994 as Plan No. 134 of 1994 and bounded and described according to said plan as follows:

SOUTHERLY:	by Memorial Drive by two curved lines, measuring respectively, 4.62 feet and 196.73 feet;

WESTERLY:	by land now or formerly of Massachusetts Institute of Technology LC No. 2495C, 143.97 feet;

NORTHWESTERLY and NORTHERLY:

by the southeasterly and southerly lines of a strip of land marked “Railroad Way” on said plan, four lines, the third of which is a curved line, measuring respectively 30.28 feet, 66.70 feet, 105.51 feet and 70.51 feet;

SOUTHEASTERLY and EASTERLY:	by Vassar Street and by two lines, the first of which is a curved line, measuring respectively, 84.20 feet and 148.20 feet; and

SOUTHEASTERLY:	by the intersection of Vassar Street and Memorial Drive by a curved line, 23.50 feet.

Parcel 2:

A parcel of land on Memorial Drive, formerly Charles River Parkway, in Cambridge, Middlesex County, Massachusetts, shown as Lot 3 on a plan entitled “Subdivision Plan of Land in Cambridge” by W.T. Fairclough, dated June 23,1953, filed for registration with the Middlesex County South Registry District of the Land Court as Plan No., 2495C with Certificate of Title No. 78992, bounded and described as follows:

NORTHWESTERLY:	by Lot 2 on said plan, 183.78 feet;

EASTERLY:	by land formerly of Benjamin F. Brown et al., 143.97 feet; and

SOUTHERLY:	by Memorial Drive (Charles River Road as shown on said plan), 139.13 feet.

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Together with the benefit of and subject to the terms of, a Grant of Easement from the City of Cambridge to Charles River Building Limited Partnership dated January 9, 1997, and recorded on January 17,1997, as Instrument No. 268 in Book 26997, Page 351.

For title, see Certificate of Title 78991.

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EXHIBIT 3

LANDLORD’S WORK

1

EXHIBIT 4

FORM OF LETTER OF CREDIT

1

STANDBY L/C DRAFT LANGUAGE

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

DATE:

BENEFICIARY:

APPLICANT:

AMOUNT:  US$                .00 (                    U.S. DOLLARS)

EXPIRATION DATE:  (ONE YEAR FROM ISSUANCE)

LOCATION:  AT OUR COUNTERS IN

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.       IN YOUR FAVOR AVAILABLE BY YOUR DRAFTS DRAWN ON US AT SIGHT IN THE FORM OF EXHIBIT “A” ATTACHED AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1.              THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.

PARTIAL DRAWS ARE ALLOWED.  THIS LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST 60 DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND YOU A NOTICE BY REGISTERED MAIL OR OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE.  IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND                  [NOTE:  SHOULD BE NO EARLIER THAN 5 YEARS AND 8.5 MONTHS AFTER DATE OF ISSUANCE] WHICH SHALL BE THE FINAL EXPIRATION DATE OF THIS LETTER OF CREDIT.  COPIES OF ALL SUCH NOTICES FROM US HEREUNDER SHALL ALSO BE SENT IN THE SAME MANNER TO GOULSTON AND STORRS PC, 400 ATLANTIC AVENUE, BOSTON, MA 02110, ATTENTION:  COLLEEN P. HUSSEY, ESQ.  IN THE EVENT THAT THIS LETTER

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OF CREDIT IS NOT EXTENDED FOR AN ADDITIONAL PERIOD AS PROVIDED ABOVE, BENEFICIARY MAY DRAW THE ENTIRE AMOUNT AVAILABLE HEREUNDER BY MEANS OF YOUR DRAFT(S) AT SIGHT DRAWN ON [NAME OF ISSUER].

THIS LETTER OF CREDIT IS TRANSFERABLE UPON BENEFICIARY’S REQUEST BY THE ISSUING BANK ONE OR MORE TIMES BUT IN EACH INSTANCE TO A SINGLE BENEFICIARY AND ONLY IN ITS ENTIRETY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF ANY NOMINATED TRANSFEREE ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATIONS, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U.S. DEPARTMENT OF COMMERCE.  AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR LETTER OF TRANSFER DOCUMENTATION (IN THE FORM OF EXHIBIT “B” ATTACHED HERETO) AND OUR TRANSFER FEE OF ¼ OF 1% OF THE TRANSFER AMOUNT (MINIMUM $250.00) SHALL BE PAID BY THE APPLICANT.  ANY TRANSFER OF THIS LETTER OF CREDIT MAY NOT CHANGE THE PLACE OF EXPIRATION OF THE LETTER OF CREDIT FROM OUR ABOVE-SPECIFIED OFFICE.  EACH TRANSFER SHALL BE EVIDENCED BY OUR ENDORSEMENT ON THE REVERSE OF THE ORIGINAL LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL LETTER OF CREDIT TO THE TRANSFEREE.

IF THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT NO._IS LOST, STOLEN OR DESTROYED, WE WILL ISSUE YOU A “CERTIFIED TRUE COPY” OF THIS STANDBY LETTER OF CREDIT NO._UPON OUR RECEIPT OF YOUR INDEMNITY LETTER TO [NAME OF ISSUER] WHICH WILL BE SENT TO YOU UPON OUR RECEIPT OF YOUR WRITTEN REQUEST THAT THIS STANDBY LETTER OF CREDIT NO._IS LOST, STOLEN OR DESTROYED.  IF THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT NO._IS MUTILATED, WE WILL ISSUE YOU A REPLACEMENT STANDBY LETTER OF CREDIT WITH THE SAME NUMBER, DATE AND TERMS AS THE ORIGINAL UPON OUR RECEIPT OF THE MUTILATED STANDBY LETTER OF CREDIT.

THIS STANDBY LETTER OF CREDIT MAY ALSO BE CANCELLED PRIOR TO ANY PRESENT OR FUTURE EXPIRATION DATE, UPON RECEIPT BY [NAME OF ISSUER] BY OVERNIGHT COURIER OR REGISTERED MAIL (RETURN RECEIPT REQUESTED) OF THE ORIGINAL STANDBY LETTER OF CREDIT AND ALL AMENDMENTS (IF ANY) FROM BENEFICIARY TOGETHER WITH A STATEMENT SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY ON COMPANY LETTERHEAD STATING THAT THIS STANDBY LETTER OF CREDIT IS NO LONGER REQUIRED AND IS BEING RETURNED FOR CANCELLATION.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE ORIGINAL APPROPRIATE DOCUMENTS ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT  , OR BY FACSIMILE TRANSMISSION AT ( ) ; AND SIMULTANEOUSLY UNDER TELEPHONE ADVICE TO:  ( )  -      OR ( )  - ATTENTION:   , WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE; PROVIDED,

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HOWEVER, THE BANK WILL DETERMINE HONOR OR DISHONOR ON THE BASIS OF PRESENTATION BY FACSIMILE ALONE, AND WILL NOT EXAMINE THE ORIGINALS.

IF DEMAND FOR PAYMENT IS PRESENTED BY 10 A.M. CALIFORNIA TIME AND CONFORMS TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE MADE BY BANK TO YOU OF THE AMOUNT SPECIFIED IN IMMEDIATELY AVAILABLE FUNDS NOT LATER THAN THE SECOND FOLLOWING BUSINESS DAY.  IF DEMAND FOR PAYMENT IS PRESENTED BY YOU HEREUNDER AFTER THE TIME SPECIFIED ABOVE, AND CONFORMS TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE MADE TO YOU OF THE AMOUNT SPECIFIED IN IMMEDIATELY AVAILABLE FUNDS NO LATER THAN THE THIRD FOLLOWING BUSINESS DAY.

WE HEREBY AGREE WITH THE DRAWERS, ENDORSERS AND BONAFIDE HOLDERS THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE, IF NEGOTIATED ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES ISP98, INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590 (“ISP98”).

[BANK USE]	[BANK USE]
AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

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EXHIBIT “A”

DATE:	REF. NO.

AT SIGHT OF THIS DRAFT

PAY TO THE ORDER OF	US$

USDOLLARS

DRAWN UNDER [NAME OF ISSUER], STANDBY
LETTER OF CREDIT NUMBER NO.                       DATED

TO:	[NAME OF ISSUER]
[ADDRESS OF ISSUER]
(BENEFICIARY’S NAME)

AUTHORIZED SIGNATURE

5

EXHIBIT “B”

DATE:

TO: [NAME OF ISSUER]
[ADDRESS OF ISSUER]	RE:IRREVOCABLE STANDBY LETTER OF CREDIT
NO. ISSUED BY [NAME OF ISSUER]
ATTN:
L/C AMOUNT: $

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)
(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE.  TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE.  ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,	SIGNATURE AUTHENTICATED

The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.
(BENEFICIARY’S NAME)
We further confirm that the company has been identified applying the appropriate due diligence and enhanced due diligence as required by BSA and all its subsequent amendments.
(SIGNATURE OF BENEFICIARY)

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(NAME AND TITLE)	(Name of Bank)

(Address of Bank)

(City, State, ZIP Code)

(Authorized Name and Title)

(Authorized Signature)

(Telephone number)

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EXHIBIT 5

ALTERATIONS CHECKLIST

Scope letter describing project, design/construction team, and appropriate vendors.
Insurance certificate(s) for Contractors.
Construction Documents (CDs) - Plans and Specifications - stamped by licensed AIA.
Code Review by licensed code engineer incorporated in CDs and/or by stamped letter.

Code specific - accessibility.
Code specific - egress paths/exits (numbers, locations, distance).
Code specific - fire protection, sprinkler distribution, horns/strobes/signage locations.

Landlord Approved architect, MEPFP engineer, code engineer, structural engineer.
Building permit application.

Signatures by Architect, Licensed Construction Supervisor.

Cost Affidavit with backup estimate from contractor.
Architect Affidavit.
MEP Affidavit.
FP Affidavit.
Structural Affidavit.
Construction Cost Affidavit.
Structural Affidavit.
Structural Affidavit.

Low Voltage Wiring Within Premises:

Insurance certificate(s) for Contractor, if applicable
If installer is employee, copy of valid government issued electrical license
Code Review by licensed code engineer
permit application as requested by Inspectional Services Department.

Signature by Licensed Professional (electrician)

Ethernet wiring within Premises:

Insurance certificate(s) for Contractor, if applicable
If installer is employee, copy of valid government issued electrical license (to the extent legally required)
Code Review by licensed code engineer
permit application as requested by Inspectional Services Department.
Signature by Licensed Professional (electrician) to the extent legally required

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EXHIBIT 6

TENANT’S HAZARDOUS MATERIALS

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Chemical Inventory List

Name	Manufacturer	Manufacturing Catalog Number & Quantity
1-Thloglyerol	SIGMA
2-Mercaptoethanol	5IGMA	M314B-100ML
2-Propanol	SIGMA	I9S16-S00 ML
ZXYT Broth	SIGMA-ALDRICH	MBPE-5032 992G
4-Aminnbentcicacid	SIGMA	A9S7S-;i> G
Absolute Ethanol (200 proof)	Fish Scientific	BP 2818-4 4L
Acetic Acid	SIGMA-ALDRICH	AG2B3-1 L
Acetone	SIGMA-ALDRICH	179973-1 L
Acetonitrlle	SIGMA-ALDRICH	271004-2L
Agar	SIGMA	A1296-5Q0G
Ammonium bicarbonate	SIGMA - ALDRICH	A 6141-500 G
Ammonium Sulfate	SIGMA	A4413-1 KG/A44 18-500 G
Bovine Serum Albumin	i V.	A2I53-50 6
Bright-Glo Lucfferase Reagent	Prornega	E263A
BrIJ L23 Solution	SIGMA	B41S4-100MI.
Brilliant Blue G	SIGMA	27B15-25G-F
Butyric add sodium salt, 99%	ACROS ORGANICS	CAS: 156-54-7 2S G
Calcium chloride Dihydrate	SIGMA-ALDRICH	C3881 -500 G
Carbenicillln Olsodlum Salt	SIGMA	CI389-5 G
Carbon Dioxide	Airgas	CD USP50
Citric Acid	SIGMA ALDRICH	C0759-1KG
Cystamine Dihycfrochloride	SIGNV, AID? ••	C121509-25G
D-(+)-Glucose	SIGMA	G7021-1 KG
Dansylcadaverlne	SIGMA	30432 - 300 MG
Dextran Sulfate Sodium Salt	SIGMA	S1227-5 G
Dextrose	SIGMA	D9434 -SO0G
DL-Dithlothreitol	SIGMA - ALDRICH	D0632-10G
crythrosin B	SIGMA-ALDRICH	200964 - 5 G
ETHYL Alcohol	PHARMCO-AAPER	Wo. 111000200 1 Gallon/3.786 Liters
Geneticln	Life Technologies	10131-035
Glycerol	SIGMA	G202S • 500 ML
	SIGMA	50046 - 250 G
Guanidine Hydrochloride	SIGMA	G4505 -500 G
HEPES	SIGMA	H4034 - 500 G
Hydrochloric Acid	SIGMA-ALDRICH	25314B-4 L
Hygromycin B in PBS SO mg/mt	Invitrogen	Part No. 10637-010 20 mL
Imidazole	SIGMA • A1DRICH	I2399-500G
lodoacetamide	SIGMA	16125-5 G
kanamycin sulfate	Gibco by life technologies	No.11315-024, 5 G
KoillphorV 183	SIGMA	K4S94-500G
LB Agar	Fish Scientific	BP9724 -500 50OG
Lipopolysaccharides from Eshcrichia Coli 055:B5		12380-10 MG
Liquid Nitrogen	Airgas	NINF230LT22
Magnesium Chloride Hexahydrate	SIGMA-ALDRICH	M 2670 - 500 G
Manganese (11) Chloride Tetrahydrate	SIGMA-ALDRICH	221279-500G
Methanol	SIGMA - ALDRICH	179337-4 L
N-Ethylmaleimlde	SIGMA	04259-5 G
Nickel (II) Chloride Hexahydrate	SIGMA	N613G-100G

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Penicillin G Sodium Salt		P3032-10 Mu
Phenylmelhanesulfonyl fluoride solution	SIGMA	93482-50 ML-F
Phospate buffered saline{10x) without potassium salts	Boston Byproducts	BB-125, 1 L
Phosphoric add, extra pure, B5% solution m water	ACROS ORGANICS	76S4-33-2 2.5 LT
Pierce BCA Protein Assay Kit	Thermo Scientific	23227
Potythylenimine, linear, MW- 25,000	Polysclences	Cats 23966 2G
Potassium Chloride	SIGMA	P9541 -S00G
Putresclne Dihydrochloride	SIGMA	P57S0-5G
Quadruple-Refined Butane	Lucienne	L00mL/3 ISFl.OZ
S.O.C Medium	Invitrogen	No. 15544 - 034 Qty: 10 * 10 mL
Saponin	SIGMA	47036-50 G-F
Sodium acetate tri hydrate	SIGMA-AIDRICH	S8625-2S0G
Sodium atlde	SIGMA-ALDRICH	S2002-25G
Sodium bicarbonate	SIGMA-ALORICH	S5761-500G
Sodium Chloride	SIGMA	S3014-5KG
Sodium dodecyl sulfate	SIGMA	L3771-100G
Sodium hydroxide	SIGMA-ALDRICH	SS8B1-500 G
Sodium phosphate dibasic	SIGMA-ALORICH	S7907-500 G
Sodium phosphate monobasic	SIGMA-ALDRICH	S8282-500 G
Sodium thlogtycolate	SIGMA	T0632-25 G
Spectlnomycln dlhydrochlorlde penta hydrate	SIGMA	S4014-5G
Streptomycin sulfate salt	SIGMA	S9137-100G
Trichloroacetic add	SIGMA-ALORICH	74S8S-S00G
Triton X-100	SIGMA	T92S4-S00ML
Trfema* base	SIGMA	T1S03-10KG
Trtema* hydrochloride	SIGMA	T6665-S0G
Trypsin inhibitor from Glycine max(soybean)	SIGMA	T6522-25 MG
Tryptone Nl	OrganoTehnle	19553-5 KG
Tween 20	SIGMA-ALDRICH	P7S49-500 ML
UltraPure™ Agarose	Invitrogen	16500-500 500 G
Valproic add sodium salt	SIGMA	P4543-2SG
Zinc chloride	SIGMA-ALDRICH	229997-10 G
Dimethyl sulfoxide	SIGMA-ALDRICH	D2650
Ethldlum Bromide	Life Technologies	15585011
Mammlal Cell Culture Unes (ex: HEK293, HepG2, CHO)	ex: ATCC, NR Canada, Ufa Technologies
Mammfal Cell Culture Media (ex: DMEM, F17, RPMI)	Life Technologies

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EXHIBIT 7

RULES AND REGULATIONS

To the extent of any conflict between these Rules and Regulations and the body of the Lease, the body of the Lease shall govern.

1.                                      Tenant and its employees shall not in any way obstruct the sidewalks, halls, stairways, or elevators of the Building, and shall use the same only as a means of passage to and from their respective offices.

2.                                      Corridor doors, when not in use, shall be kept closed.

3.                                      No animals, except seeing eye dogs, shall be brought into or kept in, on or about the Premises.

4.                                      The restroom fixtures shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them.  Tenant will bear the expense of any damage resulting from misuse.

5.                                      Tenant shall not place any additional lock or locks on any exterior door in the Building or on any door in the Building core within the Premises, including doors providing access to the telephone and electric closets and the slop sink, without Landlord’s prior written consent; provided, however, that Tenant shall have control of all keys to doors within the Premises, but will provide Landlord with a master copy of same.  At Landlord’s option, all keys shall be surrendered to Landlord at the expiration or earlier termination of the Lease.

6.                                      Landlord reserves the right to exclude or expel from the Building any persons who, in the judgment of Landlord, is intoxicated under the influence of liquor or drugs, or shall do any act in violation of the rules and regulations of the Building.

7.                                      Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during the hours Landlord may deem advisable for the adequate protection of the property.  Use of the Building and the leased Premises before 8 AM or after 6 PM, or any time during Sundays or legal holidays shall be allowed only to persons with a key/card key to the Premises or guests accompanied by such persons.  At these times, all occupants and their guests must sign in at the concierge when entering and exiting the Building.  Any persons found in the Building after hours without such keys/card keys are subject to the surveillance of building staff.

8.                                      Tenant shall not, without the prior written consent of Landlord (which consent will not be unreasonably withheld, conditioned or delayed), perform improvements or alterations within the Building or the Premises if the work has the potential of disturbing the fireproofing which has been applied on the surfaces of the structural deck.

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9.                                      Landlord and Tenant shall mutually agree on the termite and pest extermination service to control termites and pests in the Premises.  Except as included in Landlord’s services, tenants shall bear the cost and expense of such extermination services.

10.                               Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) or IEC (International Electrotechnical Conference) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as reasonably determined by Landlord, taking into consideration the overall electrical system, the capacities reserved to Tenant in the Lease, and the present and future requirements therefor in the Building.  Tenant shall not use more than Tenant’s Building Share of telephone lines available to service the Building, unless Tenant provides its own conduits and service at its sole expense.  Landlord shall notify Tenant, at the time of Landlord’s review and approval of the plans for Tenant’s Work or for any future Alterations, if any work set forth therein will result in the use of more than Tenant’s Building Share of telephone lines.

11.                               Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages food, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees.

12.                               Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

13.                               Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week, 365 days a year.  Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

14.                               Canvassing, soliciting, and peddling in or about the Building is prohibited.  Tenant shall cooperate and use reasonable efforts to prevent the same.

15.                               At no time shall Tenant permit or shall Tenant’s agents, employees, contractors, guests, or invitees smoke in any Common Area of the Building.

16.                               Tenant shall, at its sole cost and expense, keep any garbage, trash, rubbish and refuse in vermin-proof containers within the interior of the Premises until removed.

17.                               Landlord and Tenant shall mutually agree on those areas where lab coats are not allowed.

18.                               Lab operators carrying any lab related materials may only travel in Tenant’s freight elevator or stairwells within the Premises.  If such freight elevator is down, announcements will be sent from Landlord’s property manager designating use of another elevator.  At no time should any lab materials travel in passenger elevators.

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19.                               Any dry ice brought into the Building must be delivered through Tenant’s freight elevator only.

20.                               All nitrogen tanks must travel in Tenant’s freight elevator and should never be left unmanned outside of the Premises

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EXHIBIT 8

LANDLORD’S SERVICES

•                  On-site bicycle parking

•                  Shower facilities in the Building

•                  To the extent capacity is available beyond base Building requirements (such available capacity, “Lessee Capacity”).  Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be to:  (i) provide an emergency generator for use of one or more tenants in the Building, including Tenant (the “Back-up Generator”) with Tenant’s Share of the Lessee Capacity (Tenant hereby acknowledging that Tenant’s equipment to be connected to the Back-Up Generator collectively shall use no more than Tenant’s Share of the Lessee Capacity), and (ii) maintain the Back-up Generator as per the manufacturer’s standard maintenance guidelines.  In the event that Tenant’s equipment connected to the Back-Up Generator uses more than Tenant’s Share of the Lessee Capacity, Tenant shall, upon Landlord’s demand, disconnect from the Back-Up Generator such equipment as may be necessary to reduce Tenant’s use to equal or be less than Tenant’s Share of the Lessee Capacity.  Landlord shall provide reasonable prior notice of any planned period of replacement, repair or maintenance of the Back-up Generator and within one (1) business day after Landlord learns that the Back-up Generator is not operational, however Landlord shall have no obligation to provide Tenant with an alternative back-up generator or alternative sources of back-up power.  Tenant expressly acknowledges and agrees that Landlord does not guaranty that the Back-up Generator will be operational at all times or that emergency power will be available to the Premises when needed.  So long as Landlord is not in default of its obligations under this paragraph, in no event shall Landlord be liable to Tenant or any other party for any damages of any type suffered by Tenant or any other person in the event that any emergency generator or back-up power or any replacement thereof fails or does not provide sufficient power.

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EXHIBIT 9 FORM OF RNDA

RECOGNITION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS RECOGNITION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this  “Agreement”) is made and entered into as of the   day of February, 2015 by and between SCHOLAR ROCK, INC., a Delaware corporation with an address of 300 Third Street, 4th Floor, Cambridge, MA 02142 (“Subtenant”).  MIT 620 MEMORIAL LLC, a Massachusetts limited liability company with an address c/o MIT Investment Management Company, 238 Main Street, Suite 200, Cambridge, MA 02142 (“Master Lessor”) and 620 MEMORIAL LEASEHOLD LLC, a Massachusetts limited liability company with an address c/o MIT Investment Management Company, 238 Main Street, Suite 200, Cambridge, MA 02142 (“Master Tenant”).

W I T N E S S E T H

REFERENCE is hereby made to that certain Master Lease Agreement dated as of May 15, 2014 by and between Master Lessor, as landlord, and Master Tenant, as tenant (as it may be amended from time to time, the “Master Lease”) with respect to the property commonly known as 620 Memorial Drive, Cambridge, Massachusetts (as more particularly described in the Master Lease, the “Property”).

REFERENCE is also hereby made to that certain lease dated on or about the date hereof by and between Master Tenant, as landlord, and Subtenant, as tenant (as the same may be amended in accordance with Section 5 below, the “Sublease”), with respect to a portion of the Property consisting of approximately 11,833 rentable square feet on the second (2nd) floor (the “Subleased Premises”) of the building located on the Property; and WHEREAS, subject to the terms and conditioned hereinafter set forth, Master Lessor has agreed (a) to recognize the rights of Subtenant under the Sublease, and (b) not to disturb Subtenant’s use and enjoyment of the Subleased Premises.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Incorporation of Recitals:  Capitalized Terms.  The foregoing recitals are hereby incorporated by reference.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Master Lease.

2.             Sublease.  Master Tenant and Subtenant each hereby warrants and represents that the copy of the Sublease delivered to Master Lessor is a true, complete and accurate copy of the Sublease, and that there are no other agreements, contracts or documents between Master Tenant and Subtenant relating to Subtenant’s rights with respect to the Subleased Premises.

3.             Subtenant Not To Be Disturbed.  So long as Subtenant is not in default (beyond any period given Subtenant by the terms of the Sublease to cure such default) in the payment of rent or additional rent or of any of the terms, covenants or conditions of the Sublease on Subtenant’s part to be performed, (a) Subtenant’s possession of the Subleased Premises, and its rights and privileges under the Sublease, including but not limited to any extension or renewal rights, if

1

any, shall not be diminished or interfered with by Master Lessor, and (b) Master Lessor will not join Subtenant as a party defendant in any action or proceeding terminating Master Tenant’s possession of the Property unless such joinder is necessary to terminate such possession and then only for such purpose and not for the purpose of terminating the Sublease.

4.             Tenant To Attorn To Master Lessor.  If the Master Lease is terminated pursuant to the terms thereof, or if Master Tenant rejects the Sublease in the course of a bankruptcy proceeding, or if Master Lessor purchases Master Tenant’s leasehold interest pursuant to Article XIX of the Master Lease, then (a) the Sublease shall continue in full force and effect as a direct lease between Master Lessor and Subtenant (subject to Section 8 below); provided, however, that Master Lessor and its assigns shall not be (i) liable for any misrepresentation, act or omission of Master Tenant, (ii) subject to any counterclaim, demand or offset which Subtenant may have against Master Tenant; (iii) liable for the return of any security deposit or letter of credit not actually received by Master Lessor and with respect to which Subtenant agrees to look solely to Master Tenant for refund or reimbursement; (iv) bound by any advance payment of rent or additional rent or any other sums made by Subtenant to Master Tenant, except for rent or additional rent applicable to the then-current unless such advance payment is received by Master Lessor; (v) obligated to cure any defaults under the Sublease of Master Tenant which occurred prior to the termination of the Master Lease, provided, however, that the foregoing shall not release Master Lessor from liability for any default of its obligations under the Lease continuing after the date on which Master Lessor succeeds to Master Tenant’s interest under the Sublease, including without limitation any maintenance obligations; or (vi) bound by any covenant to undertake, complete, or pay for any improvements to the Subleased Premises; and (b) Subtenant shall attorn to Master Lessor as its landlord under the Sublease, said attornment to be effective and self-operative without the execution of any further instruments.  Master Lessor and Subtenant each hereby agrees to execute an instrument in form and substance reasonably acceptable to both parties acknowledging the continuation of the Sublease for the Subleased Premises as a direct lease for the Subleased Premises on the terms and conditions set forth in this Agreement.  In addition, Subtenant shall execute and deliver, upon the request of Master Lessor, an instrument or certificate regarding the status of the Sublease consisting of statements, if true (and if not true, specifying in what respect), in the case of the Sublease by Subtenant (A) that the Sublease is in full force and effect, (B) the amounts and date through which rentals have been paid, (C) the commencement date, rent commencement date and duration of the term of the Sublease, (D) that to the best of its knowledge and belief, no default, or state of facts, which with the passage of time, or notice, or both, would constitute a default, exists on the part of either party to the Sublease, and (E) the dates on which payments of additional rent, if any, are due under the Sublease.

5.             Sublease Amendments.  Subtenant shall not amend the Sublease without the prior written consent of Master Lessor, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that such consent may be withheld by Master Lessor in its sole and absolute discretion if such amendment (a) reduces the rent payable under the Sublease, (b) provides for any expansion rights, (c) extends the term of the Sublease in addition to Subtenant’s current right(s) to extend the term under the Sublease, if any, (d) reduces any of the liabilities and obligations of Subtenant under the Sublease, or (e) increases any of the obligations of Master Tenant under the Sublease.  Any such amendment made without Master Lessor’s consent shall not be binding on Master Lessor.

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6.             Master Lessor’s Right to Notice and Cure.  Subtenant covenants and agrees to:  (a) concurrently give Master Lessor any default notices given to Master Tenant under the Sublease at the following address(es) until otherwise specified in writing by Master Lessor:  MIT 620 Memorial LLC, c/o MIT Investment Management Company, 238 Main Street, Suite 200, Cambridge, MA 02142, Attention:  Managing Director of Real Estate, with a copy to Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, MA 02110, Attention:  Colleen P. Hussey, Esq.; (b) provide Master Lessor with at least ten (10) days plus the number of days (and the same opportunities and rights) as are available to Master Tenant under the Sublease to cure any of Master Tenant’s defaults thereunder; and (c) accept Master Lessor’s curing of any of Master Tenant’s defaults under the Sublease as performance by Master Tenant thereunder.

7.             Amendments.  This Agreement may not be waived, changed, or discharged orally, but only by agreement in writing and signed by Master Lessor, Master Tenant and Subtenant, and any oral waiver, change, or discharge of this Agreement or any provisions hereof shall be without authority and shall be of no force and effect.

8.             Revisions to Sublease.  Notwithstanding anything contained in this Agreement or the Sublease to the contrary, in the event that the Master Lease is terminated pursuant to the terms thereof, or if Master Tenant rejects the Sublease in the course of a bankruptcy proceeding:

(a)           Master Lessor’s obligations with respect to reconciliation of, and Subtenant’s inspection of records relating to, Operating Costs shall be limited to the extent that Master Lessor does not receive all records and books relating to such Operating Costs.

(b)           As of the date of such termination or rejection, all representations and warranties on the part of “Landlord” contained in the Lease shall be deemed deleted and of no further force and effect.

(c)           Master Lessor shall not have any liability or obligations pursuant to the brokerage provision of the Sublease.

9.             Security Deposit.  If the Master Lease is terminated pursuant to the terms thereof, or if Master Tenant rejects the Sublease in the course of a bankruptcy proceeding, or if Master Lessor purchases Master Tenant’s leasehold interest pursuant to Article XIX of the Master Lease, then Master Tenant shall deliver to Master Lessor the cash security deposit and the original letter of credit (including any amendments thereto), if any.  In the event that Master Tenant fails to deliver the same, Subtenant shall, at Master Lessor’s written request and at Subtenant’s sole cost and expense, use commercially reasonably efforts (including, without limitation, the payment of any fees required by the issuer of any such letter of credit and the execution of such reasonable documents as Master Lessor may deem necessary) in order to (a) cause Master Tenant to deliver to Master Lessor any cash security deposit, and (b) cause the original letter of credit issued to Master Tenant to be (i) assigned to Master Lessor or (ii) terminated or canceled.  If such letter of credit is so terminated or canceled, Master Tenant shall deliver to Master Lessor a new original letter of credit naming Master Lessor as beneficiary and otherwise meeting the requirements set forth in the Sublease.

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10.          Relation between Master Lessor and Master Tenant.  Notwithstanding anything to the contrary contained herein, if at the time that Master Lessor succeeds to the interest of Master Tenant as landlord under the Sublease, Master Tenant directly or indirectly controls, is controlled by or is under common control with Master Lessor, then, in such event, Master Lessor agrees that no term, covenant or condition of this Agreement shall be interpreted or enforced by Master Lessor in any manner that would have the effect of amending or modifying the Sublease, releasing Master Lessor from any obligation under the Sublease or otherwise reducing the obligations of the landlord thereunder or increasing the obligations of Subtenant thereunder.

11.          Miscellaneous.  This Agreement shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws.  If any term of this Agreement or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this Agreement, the application or such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected.  This Agreement is binding upon and shall inure to the benefit of Master Lessor, Master Tenant and Subtenant and their respective successors and assigns.  Each party has cooperated in the drafting and preparation of this Agreement and, therefore, in any construction to be made of this Agreement, the same shall not be construed against either parry.  In the event of litigation relating to this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys’ fees and costs.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto.

[signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed as an instrument under seal as of the date first above written.

MASTER LESSOR:
MIT 620 MEMORIAL LLC

By:
Seth D. Alexander, President

MASTER TENANT:
620 MEMORIAL LEASEHOLD LLC

By:
Seth D. Alexander, President

SUBTENANT:
SCHOLAR ROCK, INC.

By:
Name:
Title:

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FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “First Amendment”) is made as of February 22, 2016 by and between 620 MEMORIAL LEASEHOLD LLC, a Massachusetts limited liability company with an address of 238 Main Street, Suite 200, Cambridge, MA 02142 (“Landlord”), and SCHOLAR ROCK, INC., a Delaware corporation with an address of 300 Third Street, 4th Floor, Cambridge, MA 02142 (“Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant executed that certain Lease dated March 5, 2015 (the “Lease”), pursuant to which Landlord is leasing to Tenant certain space on the second (2nd) floor of the building located at 620 Memorial Drive, Cambridge, MA (the “Building”);

WHEREAS, as a result of final Building measurements, the rentable square footage of the Building and the Premises has changed;

WHEREAS, the Final Cost Estimate disclosed that the Work Costs exceeded Landlord’s Contribution by more than $174,285 (which is $15 multiplied by the number of rentable square feet in the Premises, as set forth below in this First Amendment) and Tenant has elected to increase Base Rent in accordance with Section 3.4(b)(iii) of the Lease;

WHEREAS, Tenant shall pay the balance of the Work Costs in accordance with Section 3.4(b)(iv) of the Lease.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.  Landlord and Tenant hereby agree as follows:

1.              Recitals; Capitalized Terms.  The foregoing recitals are hereby incorporated by reference.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.

2.              Dates.  The Term Commencement Date occurred on August 26, 2015 and the Rent Commencement Date occurred on October 26, 2015.

3.              Rentable Square Footage.  Although the Lease states that the Building contains approximately 89,443 rentable square feet and the Premises contains approximately 11,833 rentable square feet, Landlord and Tenant acknowledge and agree that the Building currently contains approximately 89,496 rentable square feet and the Premises currently contains approximately 11,619 rentable square feet.

4.              Tenant’s Share.  As of the date hereof, Tenant’s Share is calculated as 12.983% (11.619 / 89.496) and Tenant’s Tax Share is calculated as 12.983% (11,619 / 89.496).

5.              Base Rent.  Notwithstanding anything to the contrary, Base Rent shall be paid in the following amounts and otherwise in accordance with the terms of the Lease:

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Period of Time	Annual Base Rent	Monthly Installment of Base Rent
10/26/15-2/28/16		$50,349.00
3/1/16-10/31/16		$54,088.49
11/1/16-10/31/17	$667,187.52	$55,598.96
11/1/17-10/31/18	$685,856.93	$57,154.74
11/1/18-10/31/19	$705,086.42	$58,757.20
11/1/19-10/31/20	$724,892.80	$60,407.73

Tenant shall be entitled to a credit (equal to the amount of Base Rent actually paid in excess of the amounts set forth above for the period October 26, 2015 — February 28, 2016) against the monthly installment of Base Rent payable with respect to March, 2016.

6.              Landlord’s Contribution.  Notwithstanding anything to the contrary, Landlord’s Contribution is Six Hundred Thirty-Nine Thousand Forty-Five Dollars ($639,045), subject to Section 3.4 of the Lease.

7.              Ratification.  Except as amended hereby, the terms and conditions of the Lease shall remain unaffected.  From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby.  Additionally, Landlord and Tenant each confirms and ratifies that, as of the date hereof and to its actual knowledge, (a) the Lease is and remains in good standing and in full force and effect, and (b) neither party has any claims, counterclaims, set-offs or defenses against the other party arising out of the Lease or the Premises or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

8.              Miscellaneous.  This First Amendment shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws.  If any term of this First Amendment or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this First Amendment, the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected.  This First Amendment is binding upon and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns.  Each party has cooperated in the drafting and preparation of this First Amendment and, therefore, in any construction to be made of this First Amendment, the same shall not be construed against either party.  In the event of litigation relating to this First Amendment, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys’ fees and costs.  This First Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto.  A facsimile,

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PDF or other electronic signature on this First Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[signatures on following page]

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[SIGNATURE PAGE TO FIRST AMENDMENT TO LEASE BY AND BETWEEN 620 MEMORIAL LEASEHOLD LLC AND SCHOLAR ROCK, INC.]

EXECUTED under seal as of the date first set forth above.

LANDLORD:	620 MEMORIAL LEASEHOLD LLC

By:
Seth D. Alexander, President

TENANT:	SCHOLAR ROCK, INC.

By:
Name:
Title:

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SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (this “Second Amendment”) is made as of February 22,  2018 by and between 620 MEMORIAL LEASEHOLD LLC, a Massachusetts limited liability company with an address c/o MIT Cambridge Real Estate LLC, 238 Main Street, Suite 200, Cambridge, MA 02142 (“Landlord”), and SCHOLAR ROCK, INC., a Delaware corporation with an address of 620 Memorial Drive, Second (2nd) Floor, Cambridge, MA 02139 (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant executed that certain Lease dated March 5, 2015, as amended by that certain First Amendment to Lease dated as of February 22, 2016 (collectively, the “Lease”), pursuant to which Landlord is leasing to Tenant certain space consisting of approximately 11,619 rentable square feet on the second (2nd) floor (as more particularly described in the Lease, the “Original Premises”) of the building located at 620 Memorial Drive, Cambridge, MA (the “Building”):

WHEREAS, the Initial Term of the Lease is scheduled to expire on October 31, 2020;

WHEREAS, Landlord and Tenant wish to extend the Initial Term of the Lease on the terms and conditions hereinafter set forth;

WHEREAS, Tenant wishes to lease additional premises on the second (2nd) floor of the Building consisting of approximately 9,132 rentable square feet (as more particularly shown on the plan attached hereto as Exhibit A, the “Expansion Space”);

WHEREAS, Landlord is willing to lease the Expansion Space to Tenant on the terms and conditions hereinafter set forth; and

WHEREAS, Landlord and Tenant wish to amend the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                                      Recitals; Capitalized Terms.  The foregoing recitals are hereby incorporated by reference.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.

2.                                      Extension of Term.

(a)                                 Extension of Initial Term.  Notwithstanding anything to the contrary set forth in the Lease, effective as of the ES Commencement Date (hereinafter defined), the Initial Term of the Lease shall, unless earlier terminated in accordance with the Lease, end on the last day of the fifth (5th) Expansion Space Year (hereinafter defined).

(b)                                 Extension Right.  As of the ES Commencement Date, Section 1.2 of the Lease shall be deleted in its entirety and replaced with the following:

(a)                                 Provided (i) Tenant, an Affiliated Entity (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying at least seventy-five percent (75%) of the Extension Premises(1) (hereinafter defined) on the date of the Extension Notice (hereinafter defined); and (ii) there is no Event of Default (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the Extension Term (hereinafter defined), Tenant shall have the option to extend the Term with respect to the Original Premises and/or the Expansion Space for one (1) additional term of five (5) years (the “Extension Term”), commencing as of the expiration of the Initial Tenn.  Tenant must exercise such option to extend by giving Landlord written notice (the “Extension Notice”) indicating the portion of the Premises with respect to which Tenant is extending the Term (i.e., the Original Premises and/or the Expansion Space) (the “Extension Premises”) on or before the date that is nine (9) months prior to the expiration of the then-current term of this Lease, time being of the essence (it being understood and agreed that, if the Extension Notice does not indicate the portion of the Premises with respect to which Tenant is extending the Term, Tenant shall be deemed to have designated both the Original Premises and the Expansion Space as the Extension Premises).  Notwithstanding the foregoing, Landlord may nullify Tenant’s exercise of its option to extend the Term by written notice to Tenant (the “Nullification Notice”) if (A) on the date Landlord receives the Extension Notice, an event then exists which, with the passage of time and/or the giving of notice, would constitute an Event of Default hereunder and (B) Tenant fails to cure the default described in the Nullification Notice within the applicable cure period set forth in Section 20.1 of the Lease after receipt of the Nullification Notice (Landlord hereby agreeing to acknowledge in writing if Tenant does cure such default within such applicable cure period, in which event the Nullification Notice will be of no force and effect).  Upon the timely giving of the Extension Notice, the Term shall be deemed extended with respect to the Extension Premises upon all of the terms and conditions of this Lease, except that Base Rent during the Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Extension Premises and Tenant shall have no further right to extend the Term.  If Tenant fails to timely give the Extension Notice, as aforesaid, Tenant shall have no further right to extend the Term.  Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self-executing, the parties shall promptly execute a lease amendment reflecting such Extension Term for the Extension Premises after Tenant exercises such option.  The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(1)  i.e., if the Extension Premises consists of only the Original Premises, then Tenant, an Affiliated Entity and/or a Successor must then be occupying at least seventy-five percent (75%) of the Original Premises; if the Extension Premises consists of only the Expansion Space, then Tenant, an Affiliated Entity and/or a Successor must then be occupying at least seventy-five percent (75%) of the Expansion Space; and if the Extension Premises consists of the Original Premises and the Expansion Space, then Tenant, an Affiliated Entity and/or a Successor must then be occupying at least seventy-five percent (75%) of the entire Premises (the Original Premises and the Expansion Space)

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(b)                                 The Base Rent with respect to the Extension Premises during the Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter.  Extension Term Base Rent shall be the greater of (i) Base Rent for the last Rent Year of the prior term, on a per rentable square foot basis, or (ii) the fair market rental value of the Extension Premises as of the commencement of the Extension Term as determined in accordance with the process described below, for renewals of first-class combination laboratory and office space in the East Cambridge/Cambridgeport area of equivalent quality, size, utility and location, with the length of the Extension Term and the credit standing of Tenant to be taken into account.  Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent.  Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”).  If Tenant fails timely to deliver Tenant’s Response “Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c)                                  If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c).  In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”).  Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment.  All of the appraisers selected shall be individuals with at least five (5) consecutive years’ commercial appraisal experience in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection.  The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing a process whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure).  Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent.  The Third Appraiser’s decision shall be binding on both Landlord and Tenant.  Each party shall bear the cost of its own appraiser and shall share equally in the cost of the Third Appraiser.

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3.                                      Lease of Expansion Space.

(a)                                 Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Expansion Space for a term (the “ES Term”) commencing on the date on which Landlord delivers the Expansion Space to Tenant in the condition specified in Section 3(b) below (the “ES Commencement Date”) and ending on the last day of the Term of the Lease (as it may be extended pursuant to the Lease as amended hereby), subject to all of the terms and conditions of the Lease (including without limitation the payment of utility charges) except as expressly set forth in this Second Amendment.  The ES Commencement Date is targeted to occur on or about April 1, 2018.  Landlord shall provide Tenant written notice at least ten (10) business days in advance of the date on which Landlord reasonably estimates the ES Commencement Date will occur.  From and after the ES Commencement Date, the Premises shall be deemed to mean, for all purposes of the Lease (as amended hereby), collectively the Original Premises, the Expansion Space and former Common Areas on the second floor of the Building (comprising a total of 20,751 rentable square feet in the aggregate and consisting of all rentable square footage on the second floor of the Building), and accordingly, there will be no Common Areas on the second floor of the Building other than the elevators and stairwells.

(b)                                 On the ES Commencement Date, (i) the Common Areas inside the Building shall be in compliance with Legal Requirements, and (ii) Landlord shall deliver the Expansion Space with all base building systems, including but not limited to HVAC, electrical, life safety and plumbing systems, serving the same in good working condition, with the portion of the Expansion Space currently leased to another tenant having been decommissioned by a Certified Industrial Hygienist.  Subject to the foregoing, Tenant acknowledges and agrees that Tenant shall lease the Expansion Space in its “AS IS,” “WHERE IS” condition and with all faults on the ES Commencement Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord.

(c)                                  Landlord shall use commercially reasonable efforts to cause the current tenant of the Expansion Space to timely vacate the Expansion Space (which efforts shall not be deemed to include litigation).

4.                                      Base Rent.

(a)                                 For purposes hereof, the “ES Rent Commencement Date” shall occur on the ES Commencement Date, provided, however, if the ES Commencement Date does not occur on or before May 1, 2018, then the ES Rent Commencement Date shall be delayed beyond the ES Commencement Date one day for every day between May 1, 2018 and the ES Commencement Date.  Once the ES Commencement Date and the ES Rent Commencement Date are determined, Landlord and Tenant shall execute an agreement confirming the ES Commencement Date and the ES Rent Commencement Date.

(b)                                 Notwithstanding anything to the contrary, commencing on the ES Rent Commencement Date, Base Rent with respect to the Expansion Space during the balance of the Initial Term shall be paid in the following amounts and otherwise in accordance with the terms of the Lease:

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Expansion Space Year(2)	Annual Base Rent	Monthly Installment of Base Rent	Per RSF
1	$666,636.00	$55,553.00	$73.00
2	$686,635.08	$57,219.59	$75.19
3	$707,273.40	$58,939.45	$77.45
4	$728,459.64	$60,704.97	$79.77
5	$750,376.44	$62,531.37	$82.17

(c)                                  Base Rent with respect to the Original Premises for the period through and including October 31, 2020 shall be paid in the amounts set forth in the Lease.  Notwithstanding anything to the contrary, with respect to the period commencing on November 1, 2020 and ending on the last day of the Initial Term (as extended pursuant to Section 2 of this Second Amendment), Base Rent with respect to the Original Premises shall be calculated at the same rate per rentable square foot as Base Rent for the Expansion Space.  For illustration purposes only, if November 1, 2020 occurs during Expansion Space Year 3, Base Rent with respect to the Original Premises for the period commencing on November 1, 2020 and ending on the last day of Expansion Space Year 3, inclusive, shall be $74,990.96 per month (calculated at $77.45 per rentable square foot per year).

5.                                      Tenant’s Share.  From and after the ES Commencement Date, Tenant’s Share is calculated as 23.187% (20,751 / 89,496) and Tenant’s Tax Share is calculated as 23.187% (20,751 / 89,496).

6.                                      Tenant’s ES Work.

(a)                                 Tenant’s ES Work.  Tenant shall have the right to perform Alterations to the Expansion Space in accordance with the terms of the Lease, including without limitation Section II thereof (“Tenant’s ES Work”).  Except for the ES Allowance (hereinafter defined) and the ES Additional Allowance (hereinafter defined), all of Tenant’s ES Work shall be performed at Tenant’s sole cost and expense.

(b)                                 ES Allowance.

(i)                                     As an inducement to Tenant’s entering into this Second Amendment, Landlord shall, subject to Section 6(b)(ii) below and the last sentence of this Section 6(b)(i), provide to Tenant a special tenant improvement allowance equal to Ninety-One Thousand Three Hundred Twenty and 00/100 Dollars ($91,320.00) (the “ES Allowance”) to be

(2)  For purposes hereof, Expansion Space Year 1 shall commence on the ES Rent Commencement Date and shall end on the last day of the month in which the first (lst) anniversary of the ES Rent Commencement Date occurs; provided, however, that if the ES Rent Commencement Date occurs on the first day of a calendar month, then Expansion Space Year 1 shall end on the day immediately preceding the first (lst) anniversary of the ES Rent Commencement Date. Thereafter, “Expansion Space Year” shall be defined as any subsequent twelve (12) month period during the Term of the Lease.

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used by Tenant solely for costs incurred by Tenant for Tenant’s ES Work.  For the purposes hereof, the cost to be so reimbursed by Landlord shall not include (A) the cost of any of Tenant’s Property, including without limitation telecommunications and computer equipment and all associated wiring and cabling, any de-mountable decorations, artwork and partitions, signs, and trade fixtures, (B) the cost of any fixtures or Alterations that will be removed at the end of the Term, (C) any fees paid to Tenant, any Affiliate or Successor, (D) more than Thirteen Thousand Six Hundred Ninety-Eight Dollars ($13,698) of any architectural and/or engineering fees, and (E) any other so-called “soft costs.”

(ii)                                  Subject to Section 6(b)(iii) below, Landlord shall pay the ES Allowance to Tenant within thirty (30) days after receipt of (A) reasonable evidence of the substantial completion of Tenant’s ES Work, (B) reasonable evidence that the cost of Tenant’s ES Work, less the amounts referenced in the last sentence of Section 6(b)(i) above, equaled or exceeded the ES Allowance (including, without limitation, invoices from Tenant’s contractors, vendors, service providers and consultants (collectively, “Contractors”) and certifications executed by the Chief Financial Officer or Treasurer of Tenant as to the total cost of Tenant’s ES Work and compliance with this Section 6(b)), and (C) final lien waivers and subordinations of lien, as specified in M.G.L. Chapter 254, Section 32 (“Lien Waivers”) with respect to all items, services and work performed in connection with Tenant’s ES Work.

If Tenant elects to perform Tenant’s ES Work in phases, (x) Tenant shall notify Landlord in writing of such election prior to or simultaneously with substantial completion of the first phase thereof, (y) the references in the first paragraph of this Section 6(b)(ii) to “Tenant’s ES Work” shall be deemed to refer to “the applicable phase of Tenant’s ES Work,” and (z) the provisions of this paragraph will apply.  If the cost of the first phase of Tenant’s ES Work, less the amounts referenced in the last sentence of Section 6(b)(i) above, is equal to or exceeds the ES Allowance (and the ES Additional Allowance, if applicable), then Landlord shall pay the entire ES Allowance (and the ES Additional Allowance, if applicable) to Tenant within thirty (30) days after receipt of the items referenced in the first paragraph of this Section 6(b)(ii) (as modified by this paragraph).  If the cost of the first phase of Tenant’s ES Work (less the amounts referenced in the last sentence of Section 6(b)(i) above) is less than the ES Allowance (and the ES Additional Allowance, if applicable), then Landlord shall reimburse Tenant for the cost of each phase of Tenant’s ES Work (less the amounts referenced in the last sentence of Section 6(b)(i) above) within thirty (30) days after receipt of the items referenced in the first paragraph of this Section 6(b)(ii) (as modified by this paragraph) applicable to such phase until the ES Allowance (and the ES Additional Allowance, if applicable) has been paid in full, it being acknowledged and agreed that in no event shall such reimbursements in the aggregate exceed the ES Allowance (and the ES Additional Allowance, if applicable).

(iii)                               Notwithstanding anything to the contrary herein contained:  (A) Landlord shall have no obligation to pay any portion of the ES Allowance and/or the ES Additional Allowance (collectively, the “Allowances”) (x) before the ES Commencement Date or (y) after the date (the “Outside Requisition Date”) which is twelve (12) months after the ES Commencement Date; provided, however, that if Tenant certifies to Landlord that it is engaged in a good faith dispute with any contractor, such Outside Requisition Date shall be extended while such dispute is ongoing, so long as Tenant is diligently prosecuting the resolution of such dispute; (B) Tenant shall not be entitled to any unused portion of the Allowances; and

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(C) Landlord’s obligation to pay any portion of the Allowances shall be conditioned upon there existing no default by Tenant in its obligations under the Lease at the time that Landlord would otherwise be required to make such payment (it being understood and agreed that if Tenant cures such default prior to the expiration of the notice and/or cure periods set forth in Section 20,1 of the Lease, Landlord shall make such payment promptly after the cure is effectuated).

(c)                                  ES Additional Allowance.  By written notice (the “ES Additional Allowance Notice”) delivered to Landlord on or before the date that is six (6) months following the ES Commencement Date, time being of the essence, Tenant shall have the right to receive an additional allowance in an amount not to exceed One Hundred Thirty-Six Thousand Nine Hundred Eighty and 00/100 Dollars ($136,980.00) (the “ES Additional Allowance”).  If Tenant timely delivers the ES Additional Allowance Notice, the ES Additional Allowance shall be paid in accordance with the process described in Section 6(b) above with respect to the ES Allowance.  Commencing on the first day of the calendar month immediately after the Outside Requisition Date and thereafter during the balance of the Initial Term (as extended by this Second Amendment), at the same time and place as provided in the Lease for the payment of Base Rent, Tenant shall repay to Landlord, as additional rent hereunder, the total amount of the ES Additional Allowance paid by Landlord in equal monthly installments based upon an interest rate of 8.0% per annum and amortized over the balance of the Initial Term of the Lease.  If Tenant timely requests the ES Additional Allowance, Landlord shall prepare and the parties shall execute an amendment to the Lease specifying the repayment schedule therefor.  Notwithstanding anything to the contrary contained herein, the entire outstanding balance of the ES Additional Allowance shall be paid by Tenant to Landlord within thirty (30) days after any earlier termination of this Lease.

7.                                      Parking.  Commencing on the ES Commencement Date, Landlord shall, subject to the terms of Section 1.2(b) of the Lease, make available nine (9) additional parking passes for Tenant’s use in the parking areas located in the lot in front of the Building which serve the Building (subject to Landlord’s relocation right set forth in Section 1.4(b) of the Lease).  Notwithstanding anything to the contrary, so long as such parking areas are leased or subleased to a third party, all payments required to be made by Tenant with respect to parking shall be paid to such parking tenant.

8.                                      Emergency Generator.  Landlord’s obligations with respect to the Back-up Generator shall be as set forth in Exhibit 8 to the Lease.

9.                                      Notices to Tenant.  Until Tenant changes the address or specifies an additional address for Notices in accordance with Section 24 of the Lease, Notices to Tenant shall be addressed to Tenant at the Premises, Attention:  Elan Ezickson, with copies to (a) Tenant at the Premises, Attention:  Scott Murphy, and (b) Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, Attention:  Nicole W. Riley, Esq.

10.                               Broker.  Tenant and Landlord each represents and warrants that it has dealt with no broker in connection with the consummation of this Second Amendment other than Newmark Knight Frank (which represented Landlord) and Transwestern Consulting Group (which represented Tenant) (collectively referred to as “Broker”).  Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of

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its representation and warranty set forth in the immediately preceding sentence.  Landlord shall be solely responsible for the payment of any brokerage commissions to Broker pursuant to one or more separate agreements.

11.                               Ratification.  Except as amended hereby, the terms and conditions of the Lease shall remain unaffected. From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby.  Additionally, Landlord and Tenant each confirms and ratifies that, as of the date hereof and to its actual knowledge, (a) the Lease is and remains in good standing and in full force and effect, and (b) neither party has any claims, counterclaims, set-offs or defenses against the other party arising out of the Lease or the Premises or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

12.                               Miscellaneous.  This Second Amendment shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws.  If any term of this Second Amendment or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this Second Amendment, the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected.  This Second Amendment is binding upon and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns.  Each party has cooperated in the drafting and preparation of this Second Amendment and, therefore, in any construction to be made of this Second Amendment, the same shall not be construed against either party.  In the event of litigation relating to this Second Amendment, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys’ fees and costs.  This Second Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto.  A facsimile, PDF or other electronic signature on this Second Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[signatures on following page]

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[SIGNATURE PAGE TO SECOND AMENDMENT TO LEASE BY AND BETWEEN
620 MEMORIAL LEASEHOLD LLC AND SCHOLAR ROCK, INC.]

EXECUTED under seal as of the date first set forth above.

LANDLORD:	620 MEMORIAL LEASEHOLD LLC
By: MIT Cambridge Real Estate LLC, its manager

By:
Seth D. Alexander, President and not individually

TENANT:	SCHOLAR ROCK, INC.

By:
Name:
Title:

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EXHIBIT A

PLAN OF EXPANSION SPACE

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EXHIBIT A

LEGEND
MAJOR VERTICAL PENETRATIONS
BUILDING CORE
ORIGINAL PREMISE
EXPANSION PREMISE
EXPANSION PREMISE
9,132 R.S.F
ORIGINAL PREMISE
11,619 R.S.F

620 MEMORIAL DRIVE, CAMBRIDGE, MA

Building & Tenant Improvements

Second Floor Plan